                                                                    EXHIBIT 10.4

                            BUILD-TO-SUIT NET LEASE

                                    between

                            OPUS NORTHWEST, L.L.C.,

                                  as Landlord

                                      and

                              HOMEGROCER.COM,INC.

                                   as Tenant

                                 March 23, 2000
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                               TABLE OF CONTENTS
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1.    DEFINITIONS AND EXHIBITS...............................................    1

      1.1  Definitions.......................................................    1
      1.2  Exhibits..........................................................    8

2.    GRANT OF LEASE; RENEWAL OPTIONS........................................    8

      2.1  Demise............................................................    8
      2.2  Quiet Enjoyment...................................................    8
      2.3  Landlord and Tenant Covenants.....................................    8
      2.4  Memorandum of Term................................................    8
      2.5  Tenant's Renewal Options..........................................    8
      2.6  Tenant's Termination Option.......................................   10

 3.   CONSTRUCTION; DELIVERY AND ACCEPTANCE OF PREMISES......................   11

      3.1  Landlord's Construction Obligations...............................   11
      3.2  Delivery of Possession............................................   11
      3.3  Punch List........................................................   12
      3.4  Representatives...................................................   12
      3.5  Design Information................................................   13
      3.6  Shell Plans.......................................................   13
      3.7  Shell Construction................................................   13
      3.8  Leasehold Improvements Plans......................................   13
      3.9  Tenant's Cost Proposal............................................   14
     3.10  Construction of Leasehold Improvements; Payment of Tenant's Cost..   14
     3.11  Change Orders.....................................................   15
     3.12  Tenant's Delays...................................................   16
     3.13  Adjustments Upon Completion.......................................   16
     3.14  Tenant's Property.................................................   16

4.   RENT....................................................................   16

      4.1  Basic Rent........................................................   16
      4.2  Additional Rent for Taxes and Operating Expenses..................   17
      4.3  Net Lease; Additional Rent........................................   19
      4.4  Terms of Payment..................................................   19
      4.5  Late Payments.....................................................   19
      4.6  Right to Accept Payments..........................................   19
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5.    USE, OCCUPANCY AND COMPLIANCE..........................................   20

      5.1  Use...............................................................   20
      5.2  Compliance by Landlord............................................   20
      5.3  Compliance by Tenant..............................................   20
      5.4  Contests..........................................................   20
      5.5  Hazardous Substances..............................................   21
      5.6  Americans With Disabilities Act...................................   22

6.    SERVICES AND UTILITIES.................................................   22

      6.1  Services Provided by Landlord.....................................   22
      6.2  Tenant's Utilities................................................   23
      6.3  Interruption of Services..........................................   23

7.    REPAIRS AND MAINTENANCE................................................   24

      7.1  Tenant's Obligations..............................................   24
      7.2  Landlord's Right of Entry.........................................   24

8.    INSURANCE, WAIVERS AND INDEMNITY.......................................   24

      8.1  Landlord's Insurance..............................................   24
      8.2  Tenant's Insurance................................................   25
      8.3  General Insurance Requirements....................................   26
      8.4  Waivers...........................................................   27
      8.5  Landlord's Indemnity..............................................   27
      8.6  Tenant's Indemnity................................................   27

9.    ALTERATIONS; MECHANICS' LIENS..........................................   27

      9.1  Alterations.......................................................   27
      9.2  Mechanics' Liens..................................................   28

10.   ASSIGNMENT AND SUBLETTING..............................................   29

      10.1  Permitted Transfers..............................................   29
      10.2  Transfers Requiring Consent......................................   29
      10.3  Deemed Assignments...............................................   29
      10.4  Excess Consideration.............................................   29
      10.5  General Provisions...............................................   30
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11.  CASUALTY................................................................   30

     11.1  Termination Options...............................................   30
     11.2  Repair Obligations................................................   31
     11.3  Rent Abatement....................................................   31

12.  EMINENT DOMAIN..........................................................   32

     12.1  Termination.......................................................   32
     12.2  Award; Restoration................................................   32

13.  END OF TERM.............................................................   33

     13.1  Surrender.........................................................   33
     13.2  Holding Over......................................................   34

14.  DEFAULTS AND REMEDIES...................................................   34

     14.1  General...........................................................   34
     14.2  Events of Default.................................................   34
     14.3  Landlord's Remedies...............................................   35
     14.4  Landlord's Default; Tenant's Remedies.............................   37

15.  SUBORDINATION...........................................................   38

     15.1  Subordination, Nondisturbance and Attornment......................   38
     15.2  Option to Make Lease Superior.....................................   38

16.  SECURITY DEPOSIT........................................................   38

     16.1  Amount and Form...................................................   38
     16.2  Use and Restoration...............................................   39
     16.3  Transfers.........................................................   39
     16.4  Refund............................................................   40

17.  MISCELLANEOUS...........................................................   40

     17.1  Roof Installations................................................   40
     17.2  Building Signage..................................................   40
     17.3  Non-competition...................................................   40
     17.4  Brokers...........................................................   40
     17.5  Estoppel Certificates.............................................   41
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                                      iii
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     17.6   Notices..........................................................   41
     17.7   Actions by Landlord's Agent......................................   41
     17.8   Severability; Governing Law......................................   41
     17.9   Transfers of Landlord's Interest.................................   42
     17.10  Headings.........................................................   42
     17.11  Complete Agreement; Modification.................................   42
     17.12  No Offer.........................................................   42
     17.13  Survival.........................................................   42
     17.14  Limitation on Landlord's Liability...............................   42
     17.15  Tenant's Authority...............................................   43
     17.16  No Partnership...................................................   43
     17.17  Force Majeure....................................................   43
     17.18  Financial Statements.............................................   43
     17.19  Future Covenants.................................................   43
     17.20  Binding Effect...................................................   44
     17.21  Acquisition Contingency..........................................   44

Exhibit A LEGAL DESCRIPTION OF THE LAND......................................  A-1

Exhibit B SHELL SPECIFICATIONS...............................................  B-1
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                                      iv

                            BUILD-TO-SUIT NET LEASE

     THIS BUILD-TO-SUIT NET LEASE ("Lease") is entered into as of March 23, 2000 by and between the Landlord and Tenant identified in Section 1.1.

1.   DEFINITIONS AND EXHIBITS

     1.1 Definitions. In this Lease, the following defined terms have the meanings set forth for them below or in the section of this Lease indicated below:

          "ADA" means the Americans with Disabilities Act, as amended from time to time.

          "Additional Rent" means all amounts required to be paid by Tenant under this Lease in addition to Basic Rent including, without limitation, Operating Expenses and Taxes.

          "Affiliates" means, with respect to any party, any entities or individuals that control, are controlled by or are under common control with such party, together with its and their respective partners, venturers, directors, officers, shareholders, trustees, trustors, beneficiaries, agents, employees and spouses.

          "Basic Rent" means the Rent payable according to Section 4.1 based on a rate per square foot of Rentable Area of the Premises applicable during each Lease Year of the Term as follows:

                                        Rate of Base Rent Per
             Lease Year(s)          Square Foot of Rentable Area
             -------------          ----------------------------
                 1 - 3                        $5.50
                --------                     -------
                 4 - 5                        $5.85
                --------                     -------
                 6 - 8                        $6.10
                --------                     -------
                 9 - 10                       $6.45
                --------                     -------

          "Building" means the building containing approximately 100,000 square feet of Rentable Area to be constructed by Landlord for Tenant upon the Land according to Section 3.

          "Change Order" has the meaning set forth in Section 3.11.

          "Commencement Date" means the first day of the Term, which will be the date that is 15 days after the Delivery Date.

          "Covenant Documents" means all grants, declarations or agreements that are now or hereafter recorded in the real property records of Douglas County, Colorado and that impose or create easements, covenants, conditions or restrictions on, over, under, through or with respect to property located within the Project and that relate to the use, development or improvement of property within the Project, the operation, maintenance, repair or replacement of landscaping, streets or other improvements serving property within the Project or the provision of other utilities or services to property within the Project.

          "Delivery Date" means the date on which Landlord delivers possession of the Premises to Tenant with Landlord's Work Substantially Completed, which will be the Projected Delivery Date, unless the Delivery Date is extended according to Section 3.2.

          "Design Information" has the meaning set forth in Section 3.5.

          "Environmental Laws" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response,
                            -- ---
     Compensation and Liability Act, U.S.C. Section 9601 et seq. (including the
                                                         -- ---
     so-called "Superfund" amendments thereto), any other applicable Laws governing or pertaining to any hazardous substances, hazardous wastes, chemicals or other materials, including, without limitation, asbestos, polychlorinated biphenyls, radon, petroleum and any derivative thereof or any common law theory based on nuisance or strict liability.

          "Event of Default" has the meaning set forth in Section 14.2.

          "Expiration Date" means (i) if the Commencement Date is the first day of a month, the 10-year anniversary of the day immediately preceding the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the 10-year anniversary of the last day of the month in which the Commencement Date occurs.

          "First Renewal Term" has the meaning set forth in Section 2.5(a).

          "Hazardous Substance" means any substance, chemical or material declared to be, or regulated as, hazardous or toxic under any Environmental Law or the presence of which may give rise to liability under any Environmental Law.

          "Improvements" means the Building, the Leasehold Improvements and any other structures, pavement, lighting fixtures or other improvements now or later constructed or installed upon the Land.

          "Interest Rate" means the Prime Rate plus 5% per annum, but if such rate exceeds the maximum interest rate permitted by law, such rate will be reduced to the highest rate allowed by law under the circumstances.

          "Land" means the real property, located in the Project that is legally described on Exhibit A and depicted on Exhibit A-1.
                  ---------

          "Landlord" means Opus Northwest, L.L.C., a Delaware limited liability company.

          "Landlord's Notice Address" means:

                        1855 Blake Street,
                        Suite 200
                        Denver, Colorado 80202

                        with a copy to:

                        Opus Corporation
                        10350 Bren Road West
                        Minnetonka, Minnesota 55343
                        Attention: Legal Department

          "Landlord's Rent Address" means:

                         1855 Blake Street
                         Suite 200
                         Denver, Colorado 80202

          "Landlord's Representative" means John M. Shaw, Marshall Burton or Paul Wolters.

          "Landlord's Work" means the construction and installation of the Shell and the Leasehold Improvements.

          "Laws" means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction, including, without limitation, Environmental Laws, and the Covenant Documents.

          "Leasehold Improvements" means all leasehold improvements and installations, in addition to the Shell, that are to be constructed or installed by Landlord for Tenant according to Section 3.

          "Leasehold Improvements Allowance" means an amount equal to $5.00 multiplied by the number of square feet of Rentable Area of the Premises.

          "Leasehold Improvements Plans" means construction plans and specifications for the Leasehold Improvements.

          "Lease Year" means each successive period of 12 calendar months during the Term, ending on the same day and month (but not year, except in the case of the last Lease Year) as the day and month on which the Expiration Date will occur. If the Commencement Date is not the first day of a month, the first Lease Year will be greater than 12 months by the number of days from the Commencement Date to the last day of the month in which the Commencement Date occurs.

          "Market Rental Rate" has the meaning set forth in Section 2.5(b).

          "Market Escalations" has the meaning set forth in Section 2.5(b).

          "Mortgagee" means any mortgagee, ground lessor, trust deed holder or sale-leaseback lessor of Landlord's interest in the Premises

          "Operating Expenses" means all expenses Landlord incurs in any applicable calendar year to maintain and operate the Premises in accordance with the terms of this Lease, including, but not limited to, insurance premiums (including insurance premiums for rent insurance); maintenance and repair costs (whether capital or not); lighting costs (such as, for example, lamps, tubes, ballasts and starters); the costs of operating, maintaining, repairing and replacing the Standard HVAC Equipment (such as, for example, preventative maintenance contracts and repairs and replacements), but excluding the cost of utilities (which will be paid for directly by Tenant) and excluding that portion of the cost of replacing any Standard HVAC Equipment for which Landlord is responsible, as provided below; trash and rubbish removal costs; wages payable by Landlord to employees whose duties are connected with operating and maintaining the Premises (but only for the portion of the employees' time allocable to work related to the Premises); amounts payable by Landlord to contractors or subcontractors for work or services connected with operating and maintaining the Premises; all costs of uniforms, supplies and materials used in connection with operating and maintaining the Premises; all payroll taxes, unemployment insurance costs, vacation allowances, and the cost of providing disability insurance or benefits, pensions, profit sharing benefits, hospitalization, retirement or other so-called fringe benefits; any expense Landlord incurs or its contractors or subcontractors incur pursuant to Laws or pursuant to any collective bargaining agreement covering employees; Landlord's cost for all services, supplies, repairs, replacements or other expenses connected with maintaining and operating the Premises; reasonable attorneys' fees and costs Landlord incurs in connection with appealing or contesting real estate or other taxes or levies; and such other expenses Landlord ordinarily incurs operating and maintaining the Premises and not specifically described herein, including management fees in an amount not greater than 3% of all Rent payable by Tenant hereunder. Operating Expenses also include expenses Landlord incurs relating to public sidewalks adjacent to the Premises and any pedestrian walkway system (either above or below ground) or other public facility which serves the Premises and any assessments, fees or other charges imposed upon the Premises or upon Landlord as a result of Landlord's ownership of the Premises under any Covenant Documents. Notwithstanding the foregoing, Operating Expenses will not include the cost of (1) any repairs to, or replacements of (whether capital or not), the Building's roof or structural elements (including foundations, structural columns and beams and load-bearing walls); (2) correcting or completing any item of Landlord's Work set forth on the punch list described in Section 3.3 or performing any Warranty Work pursuant to such section; (3) any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceed or from a third party, however, the deductible portion of any insured loss may be included in Operating Expenses as provided in Section 8.1(b); (4) interest or principal payments or any other financing cost on any mortgage or other indebtedness of Landlord; (5) any item (including, without limitation, the cost of repairs or the cost of late filing penalties) necessitated directly and solely by, or resulting directly and solely from, the negligence of, or breach of this Lease by, Landlord or any of its agents, employees or independent contractors; (6) overhead and profit increment paid to Landlord or its Affiliates for goods and/or services to the Premises to the extent the same exceeds the cost that would have been charged by an unaffiliated third party on a competitive basis; or any costs included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (7) advertising and promotional expenditures; (8) costs arising from Landlord's charitable or political contributions; or (9) any work or service performed for any facility other than the Premises. Further notwithstanding the foregoing, if during the Term it becomes necessary to replace any Standard HVAC Equipment, then Landlord will initially pay for the total cost of the replacement equipment (the "Replacement Cost"), and the Replacement Cost, together with interest thereon at the Prime Rate in effect at the time Landlord purchases the replacement equipment plus 2% per annum, will then be amortized over the useful life of the replacement equipment, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and the annual amortization applicable to each year of the then-remaining Term (not including any then-unexercised Renewal
     Term) will be included in Operating Expenses for such year. The inclusion of such annual amortization in Operating Expenses will not continue into any Renewal Term that was not exercised at the time Landlord purchased the replacement equipment; however, the existence of such replacement equipment at the Premises will be taken into account in determining the Basic Rent for such Renewal Term in accordance with Section 2.5(b).

          "Premises" means the Land and all Improvements.

          "Prime Rate" means the prime interest rate as published from time to time by The Wall Street Journal, with any changes in such rate to be
             -----------------------
     effective on the date such change is published.

          "Project" means the Compark Business Campus located in Douglas County, Colorado.

          "Projected Delivery Date" means October 31, 2000.

          "Rent" means Basic Rent and all Additional Rent.

          "Renewal Notice" has the meaning set forth in Section 2.5(a).

          "Renewal Term" has the meaning set forth in Section 2.5(a).

          "Rentable Area" means gross building area in square feet, calculated in accordance with the Standard Method for Measuring Floor Area in Office Buildings published by the Building Owners and Managers Association International and approved by the American National Standards Institute, Inc. on June 7, 1996.

          "Second Renewal Term" has the meaning set forth in Section 2.5(a).

          "Shell" means those portions of the Building and those additional site Improvements that are specified on the Shell Specifications.

          "Shell Plans" means construction plans and specifications for the Shell.

          "Shell Specifications" means the preliminary specifications for the Shell set forth on Exhibit B.
                        ---------

          "Special HVAC Equipment" means the heating, ventilating, air conditioning and refrigeration equipment installed in order to provide heating, ventilation, air conditioning or refrigeration to any areas of, or equipment within, the Premises that are unique to Tenant's business, such as, for example, the equipment installed to provide cooling to Tenant's food refrigeration rooms.

          "Standard HVAC Equipment" means the heating, ventilating and air conditioning equipment installed in order to provide ordinary and customary heating, ventilation and air conditioning to the office and warehouse portions of the Premises, but excluding any Special HVAC Equipment.

          "Substantially Completed" means, with respect to Landlord's Work, that
     (a) all utilities called for by the Shell Plans have been installed and connected to the Premises; (b) all roads necessary to provide access to the Premises have been graded and paved; (c) all of Landlord's Work contemplated by Section 3 of this Lease has been substantially completed;
     (d) a certificate of occupancy (temporary or final) has been issued by the appropriate governmental authority permitting use of the Premises for the use permitted under this Lease (upon Tenant's request, Landlord will deliver to Tenant a copy of such certificate of occupancy); (e) Landlord has delivered to Tenant a certificate of completion from Landlord's architect certifying substantial completion of the matters set forth in the Shell Plans and the Leasehold Improvements Plans; and (f) any work remaining to be completed or corrected in the Premises is of such a nature that it will not materially and adversely interfere with Tenant's use and occupancy of the Premises and will be able to be completed within 60 days.

          "Taxes" means all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Premises, the personal property used in operating the Premises, and the rents and additional charges payable by Tenant according to this Lease, and imposed by any taxing authority having jurisdiction; and all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Premises, the leasehold estate of Landlord or Tenant in and to the Premises, or the rents and other charges payable by Tenant according to this Lease. Taxes will not include any net income, franchise, business and occupation, excise, transfer, gift, inheritance or other similar taxes of Landlord.

          "Tax Year" means a 12-month period for which Taxes are assessed.

          "Tenant" means HomeGrocer. com, Inc., a Washington corporation.

          "Tenant's Cost" means the total cost of preparing the Leasehold Improvements Plans, obtaining all necessary permits for, and constructing and installing, the Leasehold Improvements in the Shell, and providing any required services during construction of the Leasehold Improvements (such as electricity and other utilities and refuse removal). Landlord and Tenant agree that Tenant's Cost will include a general contractor's fee payable to Landlord in an amount equal to 6% of the costs of constructing and installing the Leasehold Improvements and a cost of general conditions in an amount equal to 5% of the costs of constructing and installing the Leasehold Improvements. Tenant's Cost will also include any increases in Landlord's costs of designing, constructing or installing the Shell that result from Change Orders requested by Tenant.

          "Tenant's Cost Proposal" has the meaning set forth in Section 3.9.

          "Tenant's Notice Address" means,

                         HomeGrocer.com, Inc.
                         Attn: Vice President Operations
                         10230 NE Points Drive, Suite 300
                         Kirkland, WA 98033

                         with a copy to:

                         HomeGrocer. com, Inc.
                         Attn: Legal Department
                         10230 NE Points Drive, Suite 300
                         Kirkland, WA 98033

          "Tenant's Representative" means David Brown, or such additional or alternative person or persons as may be appointed by Tenant pursuant to
     Section 3.4

          "Term" means the duration of this Lease, which will be approximately 10 years beginning on the Commencement Date and ending on the Expiration Date, unless terminated earlier or extended further as provided in this Lease. The Term will also include any exercised Renewal Term.

          "Warranty Work" has the meaning set forth in Section 3.3.

    1.2 Exhibits. The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits will control. The Exhibits to this Lease are:

          Exhibit A -  Legal Description of the Land
          Exhibit B -  Shell Specifications

2.  GRANT OF LEASE; RENEWAL OPTIONS

    2.1 Demise. Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term.

    2.2 Quiet Enjoyment. Landlord covenants that, so long as no Event of Default exists, Tenant will have quiet and peaceful possession of the Premises during the Term.

    2.3 Landlord and Tenant Covenants. Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease. Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

    2.4 Memorandum of Term. After the occurrence of the Delivery Date, either party will, upon the other's request, execute and acknowledge a recordable memorandum setting forth the date on which the Commencement Date occurred or will occur and the date on which the Expiration Date is scheduled to occur.

    2.5   Tenant's Renewal Options.

           (a) Renewal Terms. Subject to the terms and provisions of this
               -------------
    Section 2.5, Tenant, at its option, may extend the Term of this Lease for one five-year period at the end of the initial Term (the "First Renewal Term") and, if Tenant exercises its option with respect to the First Renewal Term, for an additional five-year period at the end of the First Renewal Term (the "Second Renewal Term"). The First Renewal Term and the Second Renewal Term are individually referred to herein as a "Renewal Term." To exercise each such option, Tenant must deliver written notice of the exercise thereof (a "Renewal Notice") to Landlord no earlier than 14 and no later than 10 months prior to the expiration of (i) the initial Term, in the case of Tenant's option with respect to the First Renewal Term, or (ii) the First Renewal Term, in the case of Tenant's option with respect to the Second Renewal Term. During each Renewal Term, all of the terms and provisions of this Lease will apply, except that (1) after the Second Renewal Term there will be no further right of renewal; (2) the Basic Rent payable for each month of the first Lease Year of each Renewal Term will be 1/12 of the amount obtained by multiplying the Market Rental Rate in effect at the time Tenant delivers its Renewal Notice with respect to such Renewal Term (determined as set forth below) by the Rentable Area of the Premises; and (3) the Basic Rent payable during the remaining Lease Years of each Renewal Term will be subject to increase in accordance with the Market Escalations in effect at the time Tenant delivers its Renewal Notice (determined as set forth below).

          (b) Market Rental Rate and Market Escalations. As used herein, "Market
              -----------------------------------------
     Rental Rate" means a rental rate per square foot of Rentable Area per year equal to the prevailing first year rental rate then being obtained by landlords of buildings comparable to the Building in the market area of southeast suburban Denver in which the Project is located under leases of comparable space for a comparable term (the "Comparable Transactions"); provided, however, that (i) in determining the Market Rental Rate, there will be an adjustment to such prevailing rental rate (amortized, without interest, equally over the subject Renewal Term) to account for (A) any tenant improvement allowances, free rent concessions, brokerage commissions or other tenant inducements that are required to be paid by the landlords in the Comparable Transactions in order to achieve such prevailing rental rate but which will not be required to be paid by Landlord with respect to the subject Renewal Term under this Lease, and (B) the value of air conditioning equipment and other leasehold improvements (but excluding Tenant's trade fixtures) then existing at the Premises but which do not exist in the premises demised in the Comparable Transactions; and (ii) in no event will the Market Rental Rate for any Renewal Term be less than the annual rate at which Basic Rent was payable by Tenant for the immediately preceding Lease Year of the Term. "Market Escalations" means both the rate(s) and frequency by which, in Comparable Transactions, the Market Rental Rate is increased during the terms of such transactions (for example, the rental rate may be increased by 3% every other year, or by 2% every year, or by 4% after two years and by 3% after four years, etc.). Landlord and Tenant will, for a period of 30 days from and after the date on which Tenant delivers its Renewal Notice, meet with each other and negotiate in good faith to agree upon the then-current Market Rental Rate and the then current Market Escalations acceptable to both parties. If the parties are unable to agree upon the Market Rental Rate and Market Escalations during such 30-day period, then, Landlord will, within seven days after the expiration of such 30-day period, deliver to Tenant a written determination of the Market Rental Rate and Market Escalations as determined by Landlord ("Landlord's Determination"). Tenant will have 14 days from the date of Landlord's delivery of Landlord's Determination to notify Landlord of Tenant's acceptance of Landlord's Determination or deliver to Landlord Tenant's written determination of the Market Rental Rate and Market Escalations ("Tenant's Determination"). If Tenant does not deliver Tenant's Determination to Landlord within such 14-day period, Tenant will be deemed to have accepted Landlord's Determination and the rental rate and escalations set forth in Landlord's Determination will be the Market Rental Rate and Market Escalations. If Tenant does deliver Tenant's Determination within such 14-day period, then Landlord and Tenant will have an additional 10 days from the date of delivery of Tenant's Determination to negotiate a Market Rental Rate and Market Escalations acceptable to both Landlord and Tenant. If no agreement can be reached as to the Market Rental Rate and Market Escalations within such 10-day period, then within seven days after such 10-day period expires, Landlord and Tenant will mutually appoint a commercial leasing broker that has at least 10 years full-time experience in the market area. If Landlord and Tenant are unable to mutually agree on a broker, either of the parties to this Lease, after giving five days prior notice to the other party, may apply to the then president of the Denver Board of Realtors for the selection of a broker who meets the foregoing qualifications, which selection will be made within three days. The broker selected by the president of the Board of Realtors will be a person who has not previously acted in any capacity for either party and who meets the foregoing experience qualifications. The broker will, within 10 days of his or her appointment, review Landlord's Determination and Tenant's Determination of the Market Rental Rate and the Market Escalations and such other information as he or she deems necessary and will determine whether Landlord's Determination or Tenant's Determination of the Market Rental Rate and the Market Escalations is more reasonable. The broker will immediately notify the parties of his or her determination. The Market Rental Rate and Market Escalations determined by Landlord or Tenant and selected as the more reasonable by the broker will be the Market Rental Rate and Market Escalations used to determine the Basic Rent for the subject Renewal Term. Each of the parties will bear 1/2 the cost of the broker.

          (c) Limitation on Tenant's Rights. Tenant will have no right to extend
              -----------------------------
     the Term and a Renewal Notice will be ineffective if an Event of Default exists at the time such notice is given. Any termination of this Lease terminates all rights under this Section 2.5.

     2.6 Tenant's Termination Option. Tenant, at its option, will have the one time right to terminate this Lease (the "Termination Option") effective as of the last day of the fifth Lease Year (the "Early Termination Date"); provided that: (a) Tenant gives written notice to Landlord of Tenant's exercise of the Termination Option no earlier than 14 months and no later than l0 months prior to the Early Termination Date; (b) simultaneously with delivering such notice of Tenant's exercise of the Termination Option to Landlord, Tenant pays to Landlord a termination payment in the amount of $750,000; and (c) notwithstanding the provisions of Section 13.1, on or before the Early Termination Date, Tenant removes from the Premises all Leasehold Improvements and equipment installed therein for Tenant's use (including, without limitation, the Special HVAC Equipment) that Landlord, at its option, specifies in a notice given to Tenant within 45 days after delivery of Tenant's notice exercising the Termination Option and Tenant repairs all damage caused by such removal. If Tenant exercises the Termination Option, makes the termination payment and removes all Leasehold Improvements and equipment required to be removed in accordance with the provisions of this Section 2.6, then this Lease will terminate on the Early Termination Date, whereupon Tenant will surrender the Leased Premises in accordance with Section 13.1 (except as otherwise provided above), and both parties will thereafter be relieved of any obligations under this Lease that would otherwise have accrued subsequent to the Early Termination Date, except for those obligations which expressly survive any termination of this Lease. At Landlord's option, Tenant will have no right to exercise the Termination Option pursuant to this Section 2.6 if an Event of Default exists at the time Tenant delivers its notice of exercise of the Termination Option. If Tenant fails to exercise the Termination Option as provided above, then the Termination Option and this Section 2.6 will automatically and immediately become null and void and of no further force or effect.

3.  CONSTRUCTION; DELIVERY AND ACCEPTANCE OF PREMISES

     3.1 Landlord's Construction Obligations. Subject to and in accordance with the provisions of this Section 3, Landlord will (i) at Landlord's sole cost and expense, design, construct and install the Shell on the Land; and (ii) at Landlord's cost up to the amount of the Leasehold Improvements Allowance, and otherwise at Tenant's sole cost and expense, design, construct and install the Leasehold Improvements. Landlord will be solely responsible for obtaining all necessary permits from all applicable governmental and quasi-governmental agencies having jurisdiction for Landlord's Work. Landlord has estimated that Landlord's Work will be Substantially Completed by the Projected Delivery Date; however, Landlord agrees to use reasonable efforts (utilizing ordinary and customary construction practices) to cause Landlord's Work to be Substantially Completed as much in advance of the Projected Delivery Date as practicable. Tenant agrees to reasonably cooperate with such efforts.

     3.2 Delivery of Possession. If Landlord is unable to deliver exclusive possession (i.e., free and clear of any other occupants or rights of occupancy, but subject to the rights of Landlord under this Lease and the rights of others under the Covenant Documents) of the Premises with the Landlord's Work Substantially Completed by the Projected Delivery Date, then, except as provided below, Landlord will not be in default or liable in damages to Tenant, nor will the obligations of Tenant be affected, provided, however, that (i) the Delivery Date will be extended automatically by one day for each day of the period after the Projected Delivery Date to the day on which Landlord tenders exclusive possession of the Premises to Tenant with Landlord's Work Substantially Completed, less any portion of that period attributable to Tenant's delays as more particularly described in Section 3.12; and (ii) if Landlord does not tender exclusive possession of the Premises to Tenant with the Landlord's Work Substantially Completed on or before March 30, 2001 (pins any period of delay caused by Tenant's delays as more particularly described in Section 3.12), Tenant will have the right to terminate this Lease by delivering written notice of termination to Landlord not more than 30 days after such tender deadline date. Upon a termination under clause (ii) above, each party will, upon the other's request, execute and deliver an agreement in recordable form containing an acknowledgement of the termination of this Lease; neither Landlord nor Tenant will have any further obligations to each other, including, without limitation, any obligations to pay for work previously performed in the Premises; all improvements to the Premises will become and remain the property of Landlord; and Landlord will refund to Tenant any sums paid to Landlord by Tenant in connection with the Lease, including, without limitation, any payments to Landlord of portions of Tenant's Cost, prepaid Rent and the Security Deposit. Such postponement of the commencement of the Term and termination and refund right will be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord's failure to cause Landlord's Work to be Substantially Completed by the Projected Delivery Date. If Landlord delivers possession of the Premises with the Landlord's Work Substantially Completed prior to the Projected Delivery Date, then Tenant may either accept such delivery (in which case such date will be the Delivery Date hereunder) or may refuse to accept delivery until any date selected by Tenant that is no later than the Projected Delivery Date. Landlord agrees to permit Tenant to enter the Premises for purposes of installing Tenant's trade fixtures and equipment (but not for the conduct of Tenant's regular business) prior to the Delivery Date to the extent such entry will not interfere with Landlord's completion of Landlord's Work and Landlord agrees to use all reasonable efforts (without interfering with customary construction scheduling or incurring extraordinary costs such as overtime) to make such entry for such purposes possible by approximately 45 days prior to Delivery Date. Such early entry for fixturing purposes will not constitute Tenant's acceptance of possession of the Premises or any portion thereof. Tenant will also have the right to occupy the Premises for completing such installation of fixtures and equipment, for furnishing the Premises, for stocking the Premises with Tenant's inventory and for the regular conduct of Tenant's business during the period from the Delivery Date to the Commencement Date and, during such period, all of the parties' rights and obligations under this Lease will apply as if the Term had commenced (including, without limitation, Tenant's obligation to pay Additional Rent for Taxes and Operating Expenses); provided that Tenant will have no obligation to pay any Basic Rent until the Commencement Date.

     3.3 Punch List. Tenant's taking possession of any portion of the Premises will be conclusive evidence that such portion of the Premises was in good order and satisfactory condition, and that all of Landlord's Work in or to such portion of the Premises was satisfactorily completed, when Tenant took possession, except as to items requiring repair or completion identified on a punch list prepared and signed by Landlord's Representative and Tenant's Representative after an inspection of the Premises by both such parties made within 15 days after the Delivery Date and except as to any Warranty Work. Landlord will repair or complete all items set forth on such punch list with reasonable promptness. Landlord will not be responsible for any items of damage caused by Tenant, its agents, independent contractors or suppliers. Landlord covenants to repair or replace, at Landlord's expense and as "Warranty Work," any defective item of Landlord's Work of which Tenant notifies Landlord within one year after the Delivery Date and that requires repair or replacement as a result of (i) any failure to construct the Shell in material compliance with the Shell Plans; (ii) any failure to construct the Leasehold Improvements in material compliance with the Leasehold Improvements Plans; or (iii) any defective materials or workmanship. Within 10 days after the expiration of the above-described one-year warranty period, Landlord will assign to Tenant any manufacturers' or subcontractors' warranties or guaranties that are still then in effect with respect to the Shell or the Leasehold Improvements, except for any such warranties or guaranties relating to any portions of the Premises which Landlord is required under this Lease to maintain and repair at Landlord's expense. No promises to construct, alter, remodel or improve the Premises have been made by Landlord to Tenant other than as may be expressly stated in this Lease.

     3.4 Representatives. Landlord appoints Landlord's Representative to act for Landlord in all matters covered by this Section 3. Tenant appoints Tenant's Representative to act for Tenant in all matters covered by this Section 3. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Section 3 will be made to Landlord's Representative or Tenant's Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord's architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Section 3. Either party may change its representative at any time by three days' prior written notice to the other party.

     3.5 Design Information. On or before April 10, 2000, Tenant will submit to Landlord all information in addition to the Shell Specifications necessary for preparation of the Shell Plans and the Leasehold Improvements Plans (the "Design Information"). Each day after such date until Tenant has provided such Design Information will be a day of Tenant's delay.

     3.6 Shell Plans. Promptly after receipt of all Design Information, Landlord will cause its architect to prepare the Shell Plans based on the Shell Specifications and the submitted Design Information, provided that, notwithstanding anything set forth in this Lease to the contrary, Landlord's architect will not be obligated to include in the Shell Plans, and Landlord will not be obligated to include in the Shell, any items that do not comply with Laws. Within five business days after receipt of the proposed Shell Plans, Tenant will either approve the same in writing or notify Landlord in writing of how the proposed Shell Plans are inconsistent with the Shell Specifications or the Design Information and how the Shell Plans must be changed in order to make them consistent with the Shell Specifications and the Design Information. Each day following the 5th business day after the proposed Shell Plans are submitted to Tenant until Tenant approves them or delivers such notice of objections will be a day of Tenant's delay. Upon receipt of Tenant's notice of objections, Landlord will cause its architect to prepare revised Shell Plans according to such notice and submit the revised Shell Plans to Tenant. Upon submittal to Tenant of the revised Shell Plans, and upon submittal of any further revisions, the procedures described above will be repeated. If the original Shell Plans, or any revisions thereof, are consistent with the Shell Specifications and the Design Information, then each day following Landlord's receipt of Tenant's notice of any objections until the day on which Landlord receives Tenant's written approval of the Shell Plans will be a day of Tenant's delay.

     3.7 Shell Construction. At such time as the Shell Plans have been approved in writing by both Landlord and Tenant, Landlord will cause the Shell to be constructed or installed on the Land in a good and workmanlike manner and according to the approved Shell Plans and all applicable Laws.

     3.8 Leasehold Improvements Plans. Promptly after receipt of all Design Information, Landlord will cause an architect selected by Landlord and approved by Tenant (which approval will not be unreasonably withheld or delayed and which approval will be deemed given if Tenant does not notify Landlord to the contrary within three business days after Landlord notifies Tenant of its proposed architect), to prepare the Leasehold Improvements Plans based on the submitted Design Information. Within five business days after receipt of the proposed Leasehold Improvements Plans, Tenant will either approve the same in writing or notify Landlord in writing of how the proposed Leasehold Improvements Plans are inconsistent with the Design Information and how the Leasehold Improvements Plans must be changed in order to make them consistent with the Design Information. Each day following the 5th business day after the proposed Leasehold Improvements Plans are submitted to Tenant until Tenant approves them or delivers such notice of objections will be a day of Tenant's delay. Upon receipt of Tenant's notice of objections, Landlord will cause its architect to prepare revised Leasehold Improvements Plans according to such notice and submit the revised Leasehold Improvements Plans to Tenant. Upon submittal to Tenant of the revised Leasehold Improvements Plans, and upon submittal of any further revisions, the procedures described above will be repeated. If the original Leasehold Improvements Plans, or any revisions thereof, are consistent with the Design Information, then each day following Landlord's receipt of Tenant's notice of any objections until the day on which Landlord receives Tenant's written approval of the Leasehold Improvements Plans will be a day of Tenant's delay.

     3.9 Tenant's Cost Proposal. At such time as Leasehold Improvements Plans that have been approved in writing by both Landlord and Tenant have been prepared, Landlord will (i) obtain at least three bids for each of the major trades that will be involved in the construction of the Leasehold Improvements, unless less than three qualified subcontractors exist for a given trade, in which case Landlord will obtain a bid from all qualified subcontractors of such trade, or unless a portion of the Leasehold Improvements will be both designed and built by a single design/build contractor, in which case Landlord will obtain the bid of such design/build contractor; (ii) using the lowest qualified bid from each of the bids so received, prepare a proposed budget for all items to be included in Tenant's Cost ("Tenant's Cost Proposal"); and (iii) submit copies of all such bids and Tenant's Cost Proposal to Tenant for Tenant's review and approval. Tenant, at Tenant's option, may either approve Tenant's Cost Proposal in writing or elect to eliminate or revise one or more items of Leasehold Improvements shown on the Leasehold Improvements Plans so as to reduce Tenant's Cost Proposal and then approve in writing the reduced Tenant's Cost Proposal (based on the revised Leasehold Improvements Plans). In connection with Tenant's approval of Tenant's Cost Proposal, Tenant will also have the right to reasonably approve all subcontractors that Landlord proposes to use. Tenant's approval of Tenant's Cost Proposal will be deemed also to be Tenant's approval of the subcontractors whose bids are included in Tenant's Cost Proposal. If Tenant desires to use a different subcontractor than the one recommended by Landlord and included in the Tenant's Cost Proposal prepared by Landlord, Tenant will so notify Landlord as a part of Tenant's response to Tenant's Cost Proposal and then Tenant's Cost Proposal will be modified as necessary to reflect the bid of the alternate subcontractor selected by Tenant. Landlord will apply the Leasehold Improvements Allowance to Tenant's Cost. Tenant will be responsible for payment of any portion of Tenant's Cost that exceeds the Leasehold Improvements Allowance. Tenant will receive no credit or other payment for any unused portion of the Leasehold Improvements Allowance. Each day following the 5th business day after Tenant's receipt of Tenant's Cost Proposal until the day on which Landlord has received Tenant's written approval of Tenant's Cost Proposal will be a day of Tenant's delay, Prior to entering into any subcontract for the Leasehold Improvements, Landlord will deliver to Tenant a copy of the proposed subcontract for Tenant's review and approval, which approval will not be unreasonably withheld or delayed and which approval will be deemed given if Tenant does not notify Landlord to the contrary within three business days after delivery of the proposed subcontract with Landlord's request for approval.

     3.10 Construction of Leasehold Improvements; Payment of Tenant's Cost. At such time as Tenant has approved Tenant's Cost Proposal, Landlord will cause the Leasehold Improvements to be constructed or installed in the Shell in a good and workmanlike manner and according to the Leasehold Improvements Plans and all applicable Laws. During construction of the Leasehold Improvements, Landlord will use all reasonable efforts (without interfering with customary construction scheduling or incurring extraordinary costs such as overtime) to coordinate with Tenant and Tenant's vendors for the delivery and installation of Tenant's trade fixtures and equipment. As construction progresses, Landlord will make monthly payments for the costs thereof out of the Leasehold Improvements Allowance, provided that prior to making any payment, Landlord will prepare or obtain, as applicable, and deliver to Tenant's Representative the following: (i) invoices from Landlord and from all subcontractors requesting payment reflecting the amount due for work performed or materials supplied during the preceding month; (ii) a certificate of the architect for the Leasehold Improvements confirming that the work for which payment is requested has been completed and the materials for which payment is requested have been delivered to the Premises; and (iii) copies of lien releases for all work paid for with the last month's payments. Tenant's Representative will have three business from delivery of the foregoing materials to review the same and to verify that the work for which payment is sought has been completed; if Tenant does not notify Landlord to the contrary within such three business day period, Tenant will be deemed to have approved payment and Landlord will be free to make the requested payments (but the failure of Tenant's Representative to respond will not constitute a waiver of any of Tenant's other rights hereunder with respect to the proper completion of the Leasehold Improvements). Landlord will withhold a 10% retainage from all payments to subcontractors of trades from which retainage is customarily withheld in the construction industry and will not pay such retainage to any such subcontractor until all punch list work required to be performed by such subcontractor has been satisfactorily completed. At such time as Landlord has paid in full the Leasehold Improvements Allowance, Tenant will pay Landlord the amount, if any, by which Tenant's Cost exceeds the Leasehold Improvements Allowance in monthly installments, with each such installment due within 30 days after receipt from Landlord of the payment request materials described above. Tenant may also withhold a 10% retainage from its payments for trades from which retainage is customarily withheld pending completion of any punch list items. Throughout construction of the Leasehold Improvements and for a period of six months after Substantial Completion thereof, Tenant will have the right, during normal business hours and upon reasonable prior notice, to audit such construction and all of Landlord's books and records relating thereto to verify that that such construction and all payments therefor are in accordance with the applicable contracts.

     3.11 Change Orders. Tenant's Representative may authorize changes in Landlord's Work during construction only by written instructions to Landlord's Representative on a form approved by Landlord. All such changes will be subject to Landlord's prior written approval, which will not be unreasonably withheld, delayed or conditioned so long as the proposed change will not increase Landlord's costs or have a substantial adverse effect on the construction schedule. Prior to commencing any change, Landlord will prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") identifying the total cost of such change, which will include associated architectural, engineering and construction contractor's fees, and the total time that will be added to the construction schedule by such change. Landlord will deliver each Change Order to Tenant within five business days after Tenant's request therefor, except in cases of extraordinary change where the necessary information is not available to Landlord within such period. If Tenant fails to approve such Change Order within 10 days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform the change. Upon Landlord's receipt of Tenant's approval, Landlord will proceed to perform the change.

     3.12 Tenant's Delays. As provided in Section 3.2, the Delivery Date will not occur until Landlord has Substantially Completed Landlord's Work; provided, however, that if Landlord is delayed in substantially completing Landlord's Work as a result of: (a) any Tenant delays described in Sections 3.5, 3.6, 3.8, 3.9 or 3.10; (b) any Change Orders or changes in any drawings, plans or specifications requested by Tenant; (c) Tenant's failure to review or approve in a timely manner any item requiring Tenant's review or approval; or (d) any other act or omission of Tenant or Tenant's architects, engineers, contractors or subcontractors (all of which will be deemed to be delays caused by Tenant), then the Delivery Date will only be extended under Section 3.2 until the date on which Landlord would have Substantially Completed the performance of such work but for such delays.

     3.13 Adjustments Upon Completion. As soon as practicable after the completion of the Shell, Landlord will cause its architect to measure and certify to Landlord and Tenant the Rentable Area of the Premises, and Tenant will have the right, at its cost, to have such measurement verified. Upon the request of either party, Landlord and Tenant will execute a certificate confirming such Rentable Area (as so verified by Tenant, if Tenant elects to do so) and the actual amounts (based on such Rentable Area) of the Basic Rent payable per month during each Lease Year of the Term and the actual amount of the Leasehold Improvements Allowance. Tenant will pay any additional Basic Rent or Tenant's Cost owing, or Landlord will refund any Basic Rent or Tenant's Cost previously overpaid by Tenant, upon the execution of such certificate.

     3.14 Tenant's Property. Subject to Section 9.1 (to the extent applicable), Tenant at its own expense will provide, install and maintain, and may substitute and alter from time to time, all trade fixtures, equipment and personal property in addition to the Leasehold Improvements reasonably required to enable it to conduct its business at the Premises (collectively, "Tenant's Property"). Tenant's Property will remain the property of Tenant and Tenant may remove all or part thereof at any time during the Term, subject to the provisions of Section 13.1. Tenant will repair at its own expense any damage to the Premises caused by the removal of Tenant's Property by Tenant, ordinary wear and tear and damages from casualty excepted. Tenant's Property will not be subject to and will be free of any lien (other than a judgment lien) for the payment of rent by Tenant or for the performance of any other obligation of Tenant under this Lease.

4.   RENT

     4.1 Basic Rent. Commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Basic Rent according to the following provisions. Basic Rent during each Lease Year of the Term will be payable in monthly installments in an amount equal to 1/12 of the amount obtained by multiplying the rate of Basic Rent for such Lease Year set forth in the definition of Basic Rent in Section 1.1 (or, in the case of Lease Years during any Renewal Term, as determined in accordance with Section 2.5) by the number of square feet of Rentable Area of the Premises, in advance, on or before the first day of each and every month during the Term. If the Commencement Date is a date other than the first day of a calendar month or if the Term ends on a date other than the last day of a calendar month, Landlord will prorate monthly Basic Rent for the first month of the Term or the last month of the Term, as the case may be, based upon the ratio that the number of days of the Term within such month bears to the total number of days in such month.

     4.2 Additional Rent for Taxes and Operating Expenses. Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below for each calendar year that contains any part of the Term, the Taxes and Operating Expenses for such calendar year.

          (a)   Estimated Taxes and Operating Expenses. Prior to the Delivery
                --------------------------------------
     Date (with respect to the calendar year in which the Term commences) and then prior to the commencement of each calendar year within the Term thereafter (with respect to such ensuing calendar year), Landlord will provide Tenant with a written estimate for such calendar year of (i) the total amount of Taxes and Operating Expenses; and (ii) the monthly payments of Additional Rent payable by Tenant during such calendar year for Taxes and Operating Expenses. Landlord will not increase its estimate of Taxes and Operating Expenses for any calendar year to an amount that is greater than 105% of the prior calendar year's actual Taxes and Operating Expenses unless Landlord has reasonable grounds to believe that a greater increase is probable and provides written substantiation to Tenant of such grounds.

          (b)   Payment of Additional Rent. Commencing on the Delivery Date,
                --------------------------
     Tenant will pay, as Additional Rent and, from and after the Commencement Date, together with Tenant's monthly Basic Rent payment, Taxes and Operating Expenses for each calendar year, as estimated by Landlord, in equal monthly installments, in advance, on the first day of each month during each applicable calendar year. If Landlord delivers its estimate for a calendar year to Tenant after the first day of January of such year, Tenant will continue to pay on the basis of the prior calendar year's estimate until the month after the month in which the estimate for the current year is delivered. In the month Tenant first pays based on Landlord's new estimate, Tenant will pay to Landlord 1/12 of the difference between the new estimate and the prior year's estimate for each month which has elapsed since the beginning of the current calendar year.

          (c)   Re-estimates of Excess Taxes and Operating Expenses. From time
                ---------------------------------------------------
     to time during any applicable calendar year, Landlord may re-estimate Taxes and Operating Expenses if Landlord has reasonable grounds to believe that the prior estimate is inaccurate, and in such event Landlord will notify Tenant in writing of such re-estimate in the manner set forth above, include with such notice written substantiation of the grounds for the re-estimate, and recalculate Tenant's monthly installments of estimated Taxes and Operating Expenses for the then remaining balance of such calendar year in an amount sufficient to pay the re-estimated amount over the balance of such calendar year. Landlord will appropriately credit Tenant for payments made by Tenant pursuant to the previous estimate.

          (d)   Adjustment of Actual Taxes and Operating Expenses. Upon
                -------------------------------------------------
     completion of each calendar year, Landlord will determine the actual amount of Taxes and Operating

     Expenses for such calendar year and deliver a written certification of such actual amounts to Tenant after the end of each calendar year. If Tenant has paid less than the actual Taxes and Operating Expenses for any calendar year, Tenant will pay the balance of Taxes and Operating Expenses within 10 days after receiving Landlord's statement. If Tenant has paid more than the actual Taxes and Operating Expenses for any calendar year, Landlord will credit such excess against the next monthly installment or installments of Rent payable by Tenant to Landlord or, if there are no further installments of Rent due, refund such excess. If the Delivery Date occurs on other than the first day of a Tax Year or if the Term expires or otherwise terminates on other than the last day of a Tax Year, Taxes for the Tax Year in which the Delivery Date occurs or the Term ends, as the case may be, will be prorated between Landlord and Tenant, based on the most recent levy and most recent assessment. Such proration will be subsequently adjusted when the actual bills become available for Taxes for the Tax Year for which Taxes were prorated. Landlord will also adjust pro rata actual Operating Expenses for any fractional calendar year occurring during the Term based upon the number of days of the Term during such calendar year as compared to 365 days The parties' obligations under this Section 4.2 will survive the expiration of the Term or other termination of this Lease.

          (e)   Tenant's Right to Inspect and Audit. Upon reasonable notice to
                -----------------------------------
     Landlord, Tenant, or its authorized representatives, will have the right to inspect the books and records of Landlord pertaining to projected or actual Taxes or Operating Expenses. In addition, Tenant may upon reasonable prior notice to Landlord given within 30 days after the delivery by Landlord of any annual statement referred to in Section 4.2(d) above, have any or all of Landlord's books and records relating to Taxes and/or Operating Expenses for the calendar year covered by such statement audited. If such audit is performed by an independent certified public accountant who is not regularly engaged by either Landlord or Tenant and is reasonably approved by both parties, and if such audit determines that such annual statement overstated Taxes and Operating Expenses by more than 4% of the total thereof as determined by such audit, Landlord will reimburse Tenant for the reasonable costs incurred by Tenant for such audit within 30 days after receipt of a copy of the audit report. In addition, if such an audit reveals any overpayment or underpayment by Tenant for the year audited, within 30 days after the audit report is delivered to Landlord and Tenant, Landlord will correct its statement for such year and credit Tenant with the amount of any overpayment and Tenant will pay to Landlord the amount of any underpayment.

          (f)   Tenant's Right to Contest Taxes. Tenant will have the right to
                -------------------------------
     contest any Taxes payable by Tenant pursuant to this Lease, provided that Tenant continues to pay to Landlord all amounts due under this Lease with respect to Taxes when and as the same are due notwithstanding the pendency of any such contest. However, if applicable Laws permit the withholding of payment without delinquency, Landlord will, upon Tenant's written request (which must be made at least 60 days prior to the due date of the subject payment of Taxes), withhold payment of any Taxes that Tenant is contesting until such time as payment thereof (or of such Taxes as the same may be reduced by such contest) is required to be made by applicable Laws in order to avoid delinquency. Tenant will notify

     Landlord within 5 business days of the commencement of any such contest. So long as Tenant complies with the terms of this Section, Tenant will have the right, in connection with any such contest, at its sole expense, to institute and prosecute, in food faith and, with due diligence and in Landlord's name if necessary, any appropriate proceedings, and Landlord will, at Tenant's expense, fully cooperate with Tenant's efforts to contest any such Taxes.

     4.3 Net Lease; Additional Rent. It is the intent of the parties that the Basic Rent provided in this Lease will be, except as otherwise expressly provided in this Lease, a net payment to Landlord and that, in addition to Basic Rent, Tenant will pay Additional Rent for Operating Expenses and Taxes according to Section 4.2, the cost of all utilities consumed at the Premises according to
Section 6.2, and the cost of all repairs and maintenance required to be performed by Tenant according to Section 7.1. It is the intention of the parties that, except as otherwise expressly provided herein, this Lease will not be terminable for any reason by Tenant, and that Tenant will not be entitled to any abatement of, or reduction in, any Rent payable under this Lease.

     4.4 Terms of Payment. All Rent will be paid to Landlord in lawful money of the United States of America, at Landlord's Rent Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly set forth herein. Except to the extent otherwise expressly provided herein, Tenant's covenants to pay Basic Rent and Additional Rent are independent of any other covenant, condition, provision or agreement herein contained.

     4.5 Late Payments. Any payment of Rent which is not received within five days after it is due will be subject to a late charge equal to 5% of the unpaid payment, or $100.00, whichever is greater. This amount is in compensation of Landlord's additional cost of processing late payments. In addition, any Rent which is not paid when due will accrue interest at the Interest Rate from the date on which it was due until the date on which it is paid in full with accrued interest. Notwithstanding the foregoing, for the first time in any calendar year that Tenant fails to make any payment within five days after its due date, such late charge and interest will not apply unless Tenant fails to make such payment within 10 days after delivery of Landlord's notice of such failure to pay. Landlord will not be required to give Tenant such notice more than once in any calendar year prior to assessing such late charge and interest.

     4.6 Right to Accept Payments. No receipt by Landlord of an amount less than Tenant's full amount due will be deemed to be other than payment "on account," nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any right of Landlord. No payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, will reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises,

Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained. Any amounts received by Landlord may be allocated to any specific amounts due from Tenant to Landlord as Landlord determines.

5.   USE, OCCUPANCY AND COMPLIANCE

     5.1 Use. Tenant may use the Premises for any and all uses and purposes that are from time to time permitted by Laws. Tenant will not keep anything on or about the Premises which would invalidate any insurance policy required to be carried on the Premises by Landlord or Tenant pursuant to this Lease. Tenant will not cause or permit to exist any public or private nuisance on or about the Premises.

     5.2 Compliance by Landlord. Landlord will, at its sole expense, keep and maintain the Building's roof and structural elements (including foundations, structural columns and beams and load-beating walls) in a condition that is in compliance with all applicable Laws, except (subject to Section 8.4) for damages caused by the negligence of Tenant, its agents, employees, contractors or invitees. Such obligation will include, without limitation, the obligation to make such changes to the Building's roof and structural elements (including foundations, structural columns and beams and load-beating walls) as may be required from time to time by applicable Laws, except for changes required by virtue of a change in use of the Premises by Tenant or by any alterations or other modifications to the Premises undertaken by Tenant.

     5.3 Compliance by Tenant. Tenant will comply with all Laws applicable to the use and occupancy of the Premises during the Term, including, without limitation, obtaining and maintaining all licenses and permits required to operate Tenant's business. Tenant will, at its sole expense, keep and maintain the all of Premises (excluding those portions of the Building that Landlord is obligated to maintain in compliance with Laws pursuant to Section 5.2, except for damages to such portions caused by the negligence of Tenant, its agents, employees, contractors or invitees, which damages Tenant will be required to repair) in a condition that is in compliance with all applicable Laws. Such obligation will include, without limitation, the obligation to make such changes to the Premises, whether interior or exterior, as may be required from time to time by applicable Laws (excluding changes to those portions of the Building that Landlord is obligated to maintain in compliance with Laws pursuant to
Section 5.2, except for changes required by virtue of a change in use of the Premises by Tenant or by any alterations or other modifications to the Premises undertaken by Tenant, which changes Tenant will be required to make).

     5.4 Contests. Landlord and Tenant will each have the right, however, to contest or challenge by appropriate proceedings the enforceability of any Law or its applicability to the Premises or the use or occupancy thereof by Tenant or a Subtenant so long as Landlord or Tenant, as applicable, diligently prosecutes the contest or challenge to completion and, in the event Landlord or Tenant, as applicable, loses the contest or challenge, thereafter abides by and conforms to such Law. In the event of Landlord's or Tenant's challenge or contest of such Law, Landlord or Tenant, as applicable, may elect not to comply with such Law during such challenge or contest; provided, however, that such election not to comply will not result in any material risk of forfeiture of the other party's interest in the Premises. Landlord and Tenant will indemnify and hold the other party harmless from and against all claims, damages or judgments resulting from any such election not to comply.

     5.5  Hazardous Substances.

          (a)   Tenant's Covenants. Tenant will not cause any Hazardous
                ------------------
     Substance to be located on the Premises and will not conduct or authorize the use, generation, transportation, storage, treatment or disposal at the Premises of any Hazardous Substance other than as may be in compliance with Environmental Laws and (i) contained in ordinary quantifies of products used by Tenant for ordinary cleaning of the Premises and associated janitorial supplies; (ii) contained in ordinary quantities of customary office supplies (such as copier toner and cleaner) used by Tenant for its office operations at the Premises; or (iii) contained in packaged products intended for resale to customers of Tenant's order-by-internet home-delivery grocery distribution warehouse business. If Tenant desires to conduct or authorize the use, generation, transportation, storage, treatment or disposal at the Premises of any Hazardous Substances other than those expressly permitted above, Tenant must first obtain Landlord's written consent, which consent may be withheld in Landlord's sole discretion. If the presence, release, threat of release, placement on or in the Premises or the generation, transportation, storage, treatment or disposal at the Premises of any Hazardous Substance as a result of Tenant's use or occupancy of the Premises (i) gives rise to liability (including, but not limited to, a response action, remedial action or removal action) under Environmental Laws; (ii) causes a significant public health effect; or (iii) pollutes or threatens to pollute the environment, Tenant will promptly take any and all remedial and removal action necessary to clean up the Premises and mitigate exposure to liability arising from the Hazardous Substance, in compliance with Environmental Laws.

          (b)   Tenant's Indemnity. Tenant will indemnify, defend and hold
                ------------------
     Landlord harmless from and against all damages, costs, losses, expenses (including, without limitation, actual reasonable attorneys' fees and engineering fees) arising from or attributable to (i) the existence of any Hazardous Substance at the Premises as a result of the acts of Tenant or its agents, employees or contractors or Tenant's use and occupancy of the Premises, and (ii) any breach by Tenant of any of its covenants contained in this Section 5.5.

          (c)   Landlord's Representations and Covenant. Landlord represents to
                ---------------------------------------
     Tenant, to Landlord's current actual knowledge (without duty of investigation), and except as otherwise disclosed in the environmental site assessment report made with respect to the Premises and certain adjacent property for Landlord by Hirsch*Gibney and dated November 24, 1999, a copy of which has been delivered to Tenant, that there are no Hazardous Substances present on the Premises as of the date of this Lease in any manner or quantity that violates any Environmental Laws. Landlord further represents to Tenant that it has not received any Environmental Notices (as defined below) as of the date of this Lease. Landlord covenants that Landlord will not cause any Hazardous Substances to be incorporated into the Building during its construction (except standard building materials incorporated in compliance Environmental Laws) and that, as of the Delivery Date, the Improvements will not contain any (i) electrical transformers or other equipment containing polychlorinated biphenyl in excess of 50 parts per million; (ii) asbestos in any form; or (iii) urea formaldehyde foam insulation.

          (d)   Landlord's Indemnity. Landlord will indemnify, defend and hold
                --------------------
     Tenant harmless from and against all damages, costs, losses, expenses (including, without limitation, actual reasonable attorneys' fees and engineering fees) arising from or attributable to (i) the existence of any Hazardous Substance at the Premises as a result of the acts of Landlord or its agents, employees or contractors, and (ii) any breach by Landlord of any of its representations or covenants contained in this Section 5.5.

          (e)   Environmental Notices. Each party will immediately provide the
                ---------------------
     other with telephone notice, followed by written notice, of any complaint, order or other notice with regard to Hazardous Substances issued by any governmental entity or any other third party with respect to the Premises or the Project ("Environmental Notices").

          (f)   Survival. The parties' obligations under this Section 5.5 will
                --------
     survive the expiration of the Term or other termination of this Lease.

     5.6 Americans With Disabilities Act. Tenant will, at its expense, cause its operation of any business within the Premises to comply with the ADA. Landlord will cause Landlord's Work to be designed and constructed in accordance with the ADA. If any work (such as an alteration made pursuant to Section 9.1) is performed by, through or under Tenant, Tenant will, at Tenant's expense, cause such work to be designed and constructed in compliance with the ADA.

6.   SERVICES AND UTILITIES

     6.1 Services Provided by Landlord. During the Term, Landlord will operate, maintain and repair the Premises (except for any such operation, maintenance or repair which is expressly the obligation of Tenant pursuant to this Lease) according to those standards from time to time prevailing for comparable office/warehouse facilities in the area in which the Premises are located. Landlord will provide the following services according to such standards, the costs of which will be included in Operating Expenses to the extent provided in the definition thereof in Section 1.1:

          (a)   Maintenance and Repairs. Maintenance (excluding routine
                -----------------------
     janitorial services), repair and replacement, as necessary, of the Building's roof and structural elements (including foundations, structural columns and beams and load-bearing walls), the exterior of the Building, the lobbies, corridors and restrooms in the Building, the Building's plumbing and electrical systems and the Standard HVAC Equipment, except (subject to Section 8.4) for damages caused by the negligence of Tenant, its agents, employees, contractors or invitees. Landlord will commence any maintenance or repairs required of Landlord under this Lease as soon as possible after being notified of the need for such maintenance or repair.

          (b)   Electrical Energy. Electrical energy for lighting the Premises
                -----------------
     and operating Planned Equipment (as used in this Lease, "Planned Equipment" means those items of equipment that the Shell electrical system and the Standard HVAC Equipment are designed to accommodate pursuant to the Shell Plans and the Leasehold Improvements Plans). Tenant will not install in the Premises any equipment which requires electrical energy or any electrical circuits in excess of the energy or circuits available for Planned Equipment without Landlord's written consent, which consent Landlord will not unreasonably withhold. Tenant will pay all costs of installing facilities necessary to furnish such excess electrical energy for such equipment and for such increased electrical energy usage. Landlord will replace all electric lighting bulbs and tubes and all ballasts and starters within the Premises.

          (c)   Heating and Air Conditioning. Heating, ventilating and air
                ----------------------------
     conditioning the portions of the Premises served by the Standard HVAC Equipment at such times and at such temperatures as may be reasonably established by Tenant (Tenant will have the right, subject to the design limitations of the Standard HVAC Equipment, to establish the hours and days of HVAC operations and the temperatures at which the interior portions of the Premises served by the Standard HVAC Equipment will be maintained during the hours of HVAC operation) for comfortable use and occupancy under normal business operations with Planned Equipment. If Tenant installs any machines, equipment or devices in the Premises that do not constitute Planned Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the Standard HVAC Equipment would be able to maintain in the Premises were it not for such machines, equipment or devices, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and Tenant will pay Landlord all costs of installing, operating and maintaining such supplementary units.

          (d)   Water. Hot and cold water from the regular Building outlets for
                -----
     lavatory and restrooms and for drinking purposes.

          (e)   Parking Facilities and Landscaped Areas. Maintenance in good
                ---------------------------------------
     order, condition and repair, of the parking facilities, driveways, sidewalks and landscaped areas on the Premises. Landlord will keep such driveways, sidewalks and parking facilities free from any unreasonable accumulation of snow.

     6.2 Tenant's Utilities. Tenant will pay, before delinquency, directly to the provider, for all separately metered or separately charged utilities (electricity, natural gas, telecommunications, water, sewer and any other utility requirements of Tenant) provided to the Premises or to Tenant. Landlord will not include such mounts as Operating Expenses.

     6.3 Interruption of Services. No interruption in, or temporary stoppage of, any of the above-described services required to be provided by Landlord that is caused by reasons beyond Landlord's reasonable control (such as the making, in a commercially reasonable manner, of any repairs that Landlord is required to make hereunder; the making of any renewals, improvements or alterations by Tenant or by third parties; strikes, lockouts, labor controversy or accidents; or inability to obtain fuel or supplies), will constitute an eviction or disturbance of Tenant's use and possession of the Premises, or render Landlord liable for damages, by abatement of Rent or otherwise, or relieve Tenant from any obligation described in this Lease. In no event will Landlord be required to provide any heat, air conditioning, electricity or other service which exceeds that permitted by involuntary guidelines or by any Laws. However, in the event that, due to reasons within Landlord's reasonable control, any utilities or services required to be furnished by Landlord to the Premises pursuant to this Section 6 are interrupted, disrupted or terminated and such interruption, disruption or termination prevents the normal conduct of Tenant's business at the Premises for a continuous period of three business days, then the Basic Rent will equitably abate, based upon the portion or portions of the Premises so affected by the interruption, disruption or termination, for so long as such utilities or services remain so interrupted, disrupted or terminated for such reasons.

7.   REPAIRS AND MAINTENANCE

     7.1 Tenant's Obligations. Tenant will, at its expense (a) maintain, repair and replace as necessary the Special HVAC Equipment and all other portions of the Premises, except those portions thereof that Landlord is obligated to maintain, repair and replace pursuant to Sections 6.1(a) and (e), in as good order, condition and repair as they were at the time Tenant took possession of the Premises, ordinary wear and tear and damage from fire and other casualties excepted; (b) keep the Premises free of insects, rodents, vermin and other pests; (c) provide such janitorial services to the Building as may be necessary for the operation of Tenant's business and (d) promptly repair, restore and replace, to Landlord's reasonable satisfaction, all uninsured damage or injury to the Premises caused by the willful acts or negligence of Tenant, its agents, employees, contractors or invitees. All such repairs, restorations and replacements will be equal in quality and class to the original work and will comply with all requirements of this Lease.

     7.2 Landlord's Right of Entry. For purposes of performing Landlord's obligations under Section 6.1, or any of Tenant's obligations under Section 7.1 that Tenant fails to perform within the cure period provided in Section 14.2, or to inspect the Premises, Landlord may enter the Premises upon at least 48 hours' prior notice to Tenant (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry (except to the extent caused by Landlord's negligence or willful misconduct), provided that Landlord will take all reasonable and necessary steps in connection with such entry to minimize any disruption to Tenant's business or its use of the Premises.

8.   INSURANCE, WAIVERS AND INDEMNITY

     8.1 Landlord's Insurance. During the period from the Delivery Date to the Commencement Date and then throughout the Term, Landlord will provide and keep in force the following insurance, the costs of which will be included in Operating Expenses:

          (a) bodily injury and property damage liability insurance relating to Landlord's operation of the Premises, with a combined single occurrence limit of not less than $5,000,000.00; such insurance will be on a commercial general liability form including, without limitation, personal injury and assumed contractual liability for the performance by Landlord of the indemnity agreements set forth in Section 8.5; such liability insurance will include cross liability and severability of interests clauses or endorsements; unless otherwise approved in writing by Tenant, such policy will have a deductible of $5,000.00 or less and will not have a retention or self-insurance provision;

          (b) all risk or equivalent property insurance (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage) covering loss or damage to the Improvements (including the Shell and the Leasehold Improvements, but excluding any alterations made to the Premises by Tenant, Tenant's fixtures, furnishings, equipment, inventory, personal property, documents, files and work products) on a full replacement cost basis, excluding excavations, footings and foundations, and with a deductible not in excess of $5,000.00 unless otherwise approved by Tenant (upon the occurrence of any casualty, the amount expended by Landlord to satisfy such deductible will be included in Operating Expenses);

          (c) loss of rental income insurance in the amount of one year's Basic Rent and Additional Rent for Taxes and Operating Expenses;

          (d) if any boiler or machinery is operated in the Premises, boiler and machinery insurance;

          (e) worker's compensation insurance insuring against and satisfying Landlord's obligations and liabilities under the worker's compensation laws of the State of Colorado and employers' liability insurance in the limit of $100,000/500,000/100,000;

          (f) if Landlord operates owned, hired or nonowned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000.00 combined bodily injury and property damage; and

          (g) such other insurance as is then maintained by prudent owners Of buildings similar to the Building and that Landlord reasonably elects to obtain or any Building mortgagee requires.

Insurance effected by Landlord under Sections 8.1(b), (c) and (d) will permit the release of Tenant from certain liability under Section 8.4.

     8.2 Tenant's Insurance. During the period from the Delivery Date to the Commencement Date and then throughout the Term, Tenant will provide and keep in force the following insurance:

          (a) bodily injury and property damage liability insurance relating to Tenant's business (carried on, in or from the Premises) and Tenant's use and occupancy, with a combined single occurrence limit of not less than $5,000,000.00; such insurance will be on a commercial general liability form including, without limitation, personal injury and assumed contractual liability for the performance by Tenant of the indemnity agreements set forth in Section 8.6; Landlord and its mortgagee will be named as an additional insureds in the policy providing such liability insurance, which will include cross liability and severability of interests clauses or endorsements; unless otherwise approved in writing by Landlord, such policy will have a deductible of $5,000.00 or less and will not have a retention or self-insurance provision;

          (b) all risk or equivalent property insurance (including fire and standard extended coverage perils, leakage from fire protective devices and other water damage) covering loss or damage to any alterations made to the Premises by Tenant, Tenant's fixtures, furnishings, equipment, inventory, personal property, documents, files and work products in the Premises on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and subject only to such deductibles and exclusions as Landlord may reasonably approve;

          (c) if any boiler or machinery is operated in the Premises, boiler and machinery insurance;

          (d) worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the State of Colorado and employers' liability insurance in the limit of $100,000/500,000/100,000; and

          (e) if Tenant operates owned, hired or nonowned vehicles on the Premises, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000.00 combined bodily injury and property damage.

Insurance effected by Tenant under Sections 82(b) and (c) will permit the release of Landlord from certain liability under Section 8.4.

     8.3 General Insurance Requirements. All insurance required to be maintained by Landlord or Tenant pursuant to Sections 8.1 and 8.2 will be maintained with insurors licensed to do business in the State of Colorado and having a Best's Key Rating of at least A-XII. Landlord and Tenant will file with the other, on or before the Delivery Date and at least 10 days before the expiration date of expiring policies, such copies of either current policies or certificates as may be reasonably required to establish that the insurance coverage required by Sections 8.1 and 8.2 is in effect from time to time and that the insuror(s) have agreed to give the other party at least 30 days notice prior to any cancellation of, or material modification to, the required coverage. Landlord and Tenant will cooperate with each Other in the collection of any insurance proceeds which may be payable in the event of any loss, including the execution and delivery of any proof of loss or other actions required to effect recovery. All commercial general liability and property policies required to be maintained by either party hereunder will be written as primary policies, not contributing with and not supplemental to any coverage that the other party may carry.

     8.4 Waivers. Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Landlord and its Affiliates will not be liable or in any way responsible for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, failing plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Improvements or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by persons on or about the Premises, or caused by the public or by construction of any private or public work. Landlord and its Affiliates will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage that is insured or required to be insured by Tenant under
Section 8.2(b) or (c). Tenant and its Affiliates will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant and its Affiliates for, any loss, injury or damage that is insured or required to be insured by Landlord under Section 8.1(b), (c) or (d).

     8.5 Landlord's Indemnity. Subject to Sections 6.3 and 8.4 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible, Landlord will indemnify and hold Tenant harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys' fees) due to or arising out of any willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible. Landlord's obligations under this Section 8.5 will survive the expiration or early termination of the Term.

     8.6 Tenant's Indemnity. Except to the extent caused by the willful or negligence act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, Tenant will indemnify and hold Landlord harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys' fees) due to or arising out of any accident or occurrence on or about the Premises during the Term (including, without limitation, accidents or occurrences resulting in injury, death, property damage or theft) or any willful or negligent act or omission of or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible. Tenant's obligations under this Section 8.6 will survive the expiration or early termination of the Term.

9.   ALTERATIONS; MECHANICS' LIENS

     9.1 Alterations. Tenant will not make any modifications, improvements, alterations, additions or installations in or to the Premises that affect the Building's structure or its mechanical systems, or that will cost more than $50,000.00 in any calendar year, without Landlord's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Tenant will notify Landlord prior to making any modifications, improvements, alterations, additions or installations in or to the Premises (referred to in this section as the "work"), regardless of whether Landlord's consent is required in connection with such work. Along with any request for Landlord's consent and at least 15 days before commencement of any work or delivery of any materials to be used in any work to the Premises, Tenant will furnish

Landlord with plans and specifications, estimated commencement and completion dates, the name and address of Tenant's general contractor, and the necessary permits and licenses. Landlord will have the right to post notices of non-responsibility or similar notices on the Premises in order to protect the Premises against any liens resulting from such work. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all claims and liabilities of any kind and description which may arise out of or be connected in any way with such work. Tenant will pay the cost of all such work, and also the cost of painting, restoring or repairing the Premises occasioned by such work. Upon completion of the work, Tenant will furnish Landlord with contractor's affidavits that include full and final waivers of liens and receipts for all amounts due for labor and materials. In the case of any work that required Landlord's consent, Tenant will also provide Landlord with as-built plans and specifications of the Premises as altered by such work. All work will comply with all insurance requirements and all applicable Laws (including, without limitation, the ADA) and will be constructed in a good and workmanlike manner, using materials of first-class quality and free and clear of all liens or claims therefor. Tenant will permit Landlord to inspect construction operations in connection with any such work in accordance with Section 7.2. Landlord's approval of any plans for any modifications, improvements, alterations, additions or installations proposed by Tenant will not constitute a representation that the same will comply with Laws or be fit for any particular purpose; such approval will merely constitute Landlord's consent to construct or install the same in the Premises.

     9.2 Mechanics' Liens. Tenant will not permit any mechanic's lien or other lien to be filed against the Premises by reason of any work performed by or for, or material furnished to, Tenant (including, without limitation, any work undertaken by Tenant pursuant to Section 9.1). If any such lien is filed at any time against the Premises, Tenant will cause the same to be discharged of record (which discharge may, at Tenant's option, be effected by bonding over such lien in accordance with applicable law) within 30 days after delivery of notice from Landlord concerning the filing of such lien. If Tenant fails to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, discharge the same by paying to the claimant the amount claimed to be due or by procuring the discharge of such lien as to the Premises by deposit in the court having jurisdiction of such lien, the foreclosure thereof or other proceedings with respect thereto, of a cash sum sufficient to secure the discharge of the same, or by the deposit of a bond or other security with such court sufficient in form, content and amount to procure the discharge of such lien, or in such other manner as is now or may in the future be provided by present or future Laws for the discharge of such lien as a lien against the Premises. Any amount paid by Landlord, or the value of any deposit so made by Landlord, together with all costs, fees and expenses in connection therewith (including reasonable attorney's fees of Landlord), together with interest thereon at the Interest Rate, will be repaid by Tenant to Landlord on demand by Landlord and if unpaid may be treated as Additional Rent. Notwithstanding the foregoing, if Tenant desires to contest any such lien, Tenant may do so provided that, within 15 days after Landlord notifies Tenant of the filing thereof, Tenant notifies Landlord of Tenant's intention to do so and, until such time as Tenant causes such lien to be removed by the payment thereof or by bonding over such lien in the manner provided by law, posting with Landlord such security as Landlord may reasonably request to provide funds with which Landlord may discharge such lien in the event Tenant is

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

unsuccessful in its contest and then fails to discharge such lien. Tenant will indemnify and defend Landlord against and save Landlord and the Premises harmless from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable attorney's fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic's lien or other lien.

10.  ASSIGNMENT AND SUBLETTING

     10.1 Permitted Transfers. Tenant may, upon notice to Landlord but without obtaining Landlord's consent, assign this Lease or sublet all or any portion of the Premises to (i) any of Tenant's Affiliates; or (ii) any entity into which or with which Tenant may be merged or consolidated, or any entity that purchases substantially all of Tenant's assets, provided that the surviving entity/transferee or purchaser has a tangible net worth that is at least equal to the lesser of $100,000,000 or Tenant's net worth immediately prior to the merger/consolidation or asset purchase transaction. Tenant may reincorporate in a different state provided that there is no material change to the financial structure or financial position of the company.

     10.2 Transfers Requiring Consent. Except as expressly permitted by Section 10.1, Tenant will not assign this Lease or sublet all or any portion of the Premises to any assignee or subtenant without first obtaining Landlord's written consent, which consent will not be unreasonably withheld, conditioned or delayed. If Tenant desires to effect an assignment or subletting that will require Landlord's consent, Tenant will seek such written consent of Landlord by a written request therefor, setting forth the date (which will not be less than 15 days after date of Tenant's notice) on which Tenant desires to assign this Lease or to sublet all or any portion of the Premises, all of the major terms of the proposed assignment or sublease, the consideration to be paid by the assignee or subtenant, the name and address of the proposed assignee or sublessee and its proposed use of the Premises, copies of the proposed assignee's or subtenant's financial statements (to the extent available), and the proposed form of assignment or sublease.

     10.3 Deemed Assignments. Any change in the partners or members of Tenant, if Tenant is a partnership or limited liability company, or, if Tenant is a corporation, any transfer of any or all of the shares of stock of Tenant, resulting in a change in the identity of the person or persons owning a majority of equity or voting interests in Tenant as of the date of this Lease, will be deemed to be an assignment within the meaning of this Section 10. However, none of the following sales or transfers will constitute an assignment requiting Landlord's consent pursuant to this Section 10: (a) a transfer of the stock or partnership or membership interests of Tenant at any time that Tenant is a publicly held entity whose equity interests are traded on a national stock exchange; (b) any merger or consolidation transaction expressly permitted under
Section 10.1; (c) any transfer or sale of stock solely among existing shareholders; (d) any transfer or sale of stock pursuant to Tenant's stock option programs; or (e) a private sale of stock wherein the existing shareholders of Tenant retain over 50% of the voting interests in Tenant.

     10.4 Excess Consideration. If Tenant effects an assignment or sublease that is not one permitted by Section 10.1 or 10.3, then Landlord will be entitled to receive 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant's rights under this Lease (after deducting from such consideration Tenant's reasonable costs incurred in effecting the assignment or sublease, including, without limitation, real estate commissions, attorneys' fees and tenant improvement expenses) exceeds the Rent payable by Tenant to Landlord allocable to the transferred space. Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, in a lump sum, or otherwise). In the event such consideration is payable in installments over the term of the subletting or assignment, Tenant's costs of effecting the subletting or assignment will be deducted from such consideration payments in equal amortized installments over such period to determine the amount of the excess consideration payable to Landlord.

     10.5 General Provisions. No subletting or assignment by Tenant hereunder, regardless of whether the same requires Landlord's consent, will release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant will continue to be fully liable hereunder. The sublessee or assignee will agree in a form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant will deliver to Landlord promptly after execution an executed copy of each such sublease or assignment and such an agreement of compliance by each such sublessee or assignee. Consent by Landlord to any assignment of this Lease or to any subletting of the Premises will not be a waiver of Landlord's rights under this Section 10 as to any subsequent assignment or subletting. Any sale, assignment, mortgage, transfer or subletting of this Lease which is not in compliance with the provisions of this Section 10 will be of no effect and void. Landlord's right to assign its interest in this Lease will remain unqualified. Landlord may charge Tenant for Landlord's actual costs, up to a maximum of $1,000.00, for attorneys' fees and administrative expenses incident to a review of any documentation related to any proposed assignment or subletting by Tenant with respect to which Landlord's consent is required and requested.

11.  CASUALTY

     11.1 Termination Options. If the Improvements are damaged by fire or other casualty Landlord will, within 45 days after learning of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as estimated by Landlord's architect, engineer or contractor. If such damage occurred during the 12-month period that ends on the Expiration Date, and if such estimate states that repair or restoration of all of such damage that was caused to the Improvements cannot be completed within the lesser of (i) 180 days from the date of the damage; or (ii) the number of days then remaining in the Term, then Tenant or Landlord will have the option to terminate this Lease. If such damage occurred prior to the 12-month period that ends on the Expiration Date, and if such estimate states that repair or restoration of all of such damage that was caused to the Improvements cannot be completed within 270 days from the date of the damage, then Tenant or Landlord will have the option to terminate this Lease. If such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 8.1, then Landlord will have the option to terminate this Lease (unless Tenant notifies Landlord, within 15 days after receipt of Landlord's

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

notice of termination, as provided below, that Tenant will pay for all costs of repairing and restoring the damage that are in excess of any available insurance proceeds, in which case Landlord's exercise of such right of termination will be deemed void and Tenant will be obligated to pay for such costs as they are incurred and to provide such reasonable assurance of payment as may be required by Landlord's contractor). Any option to terminate granted above must be exercised by written notice to the other party given within 10 days after Landlord delivers to Tenant the notice of estimated repair time. If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period and Landlord will be entitled to all proceeds of the insurance policy described in Section 8.2(b) applicable to any damaged alterations in the Premises.

     11.2 Repair Obligations. If the Improvements are damaged by fire or other casualty and neither party terminates this Lease according to Section 11.1, then Landlord will repair and restore such damage with reasonable promptness, subject to delays for insurance adjustments and delays caused by matters beyond Landlord's control. Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion and provided further that, if Landlord fails to complete such repairs and restoration within 270 days after the date of the damage, Tenant may terminate this Lease by notice given to Landlord within 20 days after the expiration of such 270-day period. In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 8.2; however, if Tenant and Landlord so agree, Landlord will, in connection with its repair and restoration of such damage, repair and restore the damage, if any, caused to any or all of the alterations required to be insured by Tenant according to Section 8.2(b). In such event, Landlord will be entitled to all proceeds of the insurance policy described in Section 8.2(b) applicable to the alterations that Landlord will repair or restore.

     11.3 Rent Abatement. If any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 11.1, then Rent will abate beginning on the date of such damage. Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 11.2. Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises. In no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant's business and use of such portion of the Premises during the period of repair.

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

12.  EMINENT DOMAIN

     12.1 Termination. If the whole of the Premises is taken by any public authority under the power of eminent domain, this Lease will terminate as of the day possession is taken by such public authority. If more than 15% of the floor area of the Building is taken, or if so much of the Land is taken that Tenant is permanently deprived of the use of (i) so much of its loading dock facilities (including access thereto and parking therefor) that Tenant cannot continue its business at substantially the same level and scope as before the taking; or (ii) more than 20% of the parking spaces previously available on the Land (and such spaces cannot be reconstructed on the remaining Land or any adjacent land acquired by Landlord for that purpose within 90 days after Tenant is so deprived of such use), by any public authority under the power of eminent domain, then Tenant may, by notice to Landlord, terminate this Lease as of the day possession is taken by such public authority. In case of any such termination, Landlord will make a pro rata refund of any prepaid Rent. All damages awarded for such taking under the power of eminent domain or any like proceedings will belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in such award.

     12.2 Award; Restoration. Anything in this Section l2 to the contrary notwithstanding, Tenant will have the right to prove in any condemnation proceedings and to receive any separate award which may be made for (a) damages to or condemnation of any alterations or improvements paid for and installed by Tenant or Tenant's movable trade fixtures and equipment; (b) moving expenses;
(c) loss of goodwill; (d) business interruption; and (e) loss of value, as a result of such taking, of Tenant's fixtures, equipment and inventory, provided, however, Tenant will in no event have any right to receive any award for its interest in this Lease or for loss of its leasehold. Anything in this Section 12 to the contrary notwithstanding, in the event of a partial condemnation of the Premises where this Lease is not terminated, (i) Landlord will, at its sole cost and expense, restore the Premises (including any alterations or improvements installed by Landlord and Tenant) to a complete architectural unit (but Landlord's restoration obligations will be limited to the extent of the condemnation award for restoration made available to Landlord), and (ii) the Basic Rent provided for herein (1) shall equitably abate during the period of restoration to the extent the Premises are rendered untenantable by the taking in a manner that will be corrected by restoration; and (2) during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease will be reduced by (A) in the case of a taking of any portion of the Building, a sum equal to the product of the Basic Rent provided for herein multiplied by a fraction, the numerator of which is the Rentable Area of the portion of the Building that was taken, and the denominator of which is the Rentable Area of the entire Building prior to such taking; and
(B) in the case of a taking of any portion of the Premises excluding the Building, a sum equal to the product of the Basic Rent provided for herein multiplied by a fraction, the numerator of which is the fair market value of the portion of the Premises, excluding the Building, that was taken, and the denominator of which is the fair market value of the entire Premises, excluding the Building, prior to such taking.

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13.  END OF TERM

     13.1 Surrender. On the last day of the Term, or on the sooner termination thereof, Tenant will peaceably surrender the Premises in good condition and repair (ordinary wear and tear and damage by casualty excepted), consistent with Tenant's duty to make repairs as herein provided. Tenant will give written notice to Landlord at least 30 days prior to vacating the Premises for the express purpose of arranging a meeting with Landlord for a joint inspection of the Premises (provided that Tenant's failure to do so will not constitute a default hereunder). On or before the last day of the Term, or the date of sooner termination thereof, Tenant will, at its sole cost and expense, remove all of its personal property and trade fixtures and equipment from the Premises (including, without limitation, Tenant's Property, as defined in Section 3.14, and Tenant's personal property installed on the roof of the Building pursuant to
Section 17.1 below) and repair all damage to the Premises caused by such removal. All property not removed will be deemed abandoned. Tenant hereby appoints Landlord its agent to remove all property of Tenant not so removed from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant's benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof, nor will Landlord be liable in any manner in respect thereto. Tenant will reimburse Landlord upon demand for any expenses incurred by Landlord with respect to removal, transportation or storage of abandoned property and with respect to restoring such Premises to good order, condition and repair. All modifications, improvements, alterations, additions and fixtures, other than Tenant's trade fixtures and equipment, which have been made or installed by either Landlord or Tenant upon the Premises (excluding any of the same that were made or installed by Tenant and then subsequently removed by Tenant in accordance with Section 9.1), will remain the property of Landlord (in the case of improvements made by Landlord) or become the property of Landlord (in the case of improvements made by Tenant) upon the expiration of the Term and will be surrendered with the Premises as a part thereof, except that Tenant will, at its expense and prior to the expiration of the Term, remove from the Premises (and repair all damage caused by such removal) (a) any alterations which required Landlord's consent to make pursuant to Section 9.1 and which Landlord, at the time it gave its consent to such installation, required that Tenant remove at the end of the Term; (b) any alterations which did not require Landlord's consent to make pursuant to Section 9.1 but which are atypical in a distribution center environment and which Landlord requires Tenant to remove by notice delivered within five business days after the joint inspection described above (or, in the event the parties fail to hold such joint inspection, prior to the expiration of the Term); and (c) if applicable, any items required to be removed by Landlord pursuant to Section 2.6. If the Premises are not surrendered promptly at the end of the Term or sooner termination thereof without Landlord's written permission to not so surrender the Premises, Tenant will indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenants founded on such delay and any attorneys' fees resulting therefrom. Tenant will promptly surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and will inform Landlord of combinations on any vaults, locks and safes left on the Premises. Tenant's obligations under this Section 13.1 will survive the termination of this Lease or expiration of the Term.

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

     13.2 Holding Over. In the event Tenant remains in possession of the Premises after expiration of this Lease, Tenant will be deemed to be occupying the Premises without claim of right, and Tenant will pay Landlord for all costs arising out of loss or liability resulting from delay by Tenant in so surrendering the Premises as above provided and will pay a charge for each day of occupancy in an amount equal to 150% of the Basic Rent (on a daily basis) payable immediately prior to such expiration, plus 100% of all Additional Rent (also on a daily basis).

14.  DEFAULTS AND REMEDIES

     14.1 General. All rights and remedies of Landlord and Tenant enumerated in this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress at law or in equity to which either party may be lawfully entitled in case of any breach or threatened breach by the other party of any provision of this Lease. The failure of either party to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained will not be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Landlord of Rent with knowledge of the breach of any covenant hereof (other than breach of the obligation to pay the portion of such Rent paid) will not be deemed a waiver of such breach, and no waiver by either party of any provisions of this Lease will be deemed to have been made unless expressed in writing and signed by such party. Each party agrees to pay, upon demand, all of the other party's costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents, and others retained, incurred in successfully enforcing the other party's obligations under this Lease.

     14.2 Events of Default. Each of the following events will constitute an "Event of Default" under this Lease:

          (a) Failure to Pay Rent. Tenant fails to pay Basic Rent or any other
              -------------------
     Rent payable by Tenant under the terms of this Lease when due, and such failure continues for 10 days after notice is given by Landlord to Tenant of such failure (provided that, with respect to monthly installments of Basic Rent and monthly installments of Additional Rent for Operating Expenses and Taxes, Tenant will only be entitled to two notices of such failure during any calendar year and if, after two such notices are given in any calendar year, Tenant fails, during such calendar year, to pay any further monthly installment of Basic Rent when due, such failure will constitute an Event of Default hereunder without any further notice from Landlord or additional cure period).

          (b) Failure to Perform Other Obligations. Tenant breaches or fails to
              ------------------------------------
     comply with any provision of this Lease applicable to Tenant other than a covenant to pay Rent, and such breach or noncompliance continues for a period of 30 days after notice thereof is given by Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not commence to cure such breach or noncompliance within such 30-day period or, after commencing to cure such breach or noncompliance, does not thereafter diligently pursue such cure in good faith to completion.

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

          (c) Execution and Attachment Against Tenant. Tenant's interest under
              ---------------------------------------
     this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within 60 days after levy.

          (d) Bankruptcy or Related Proceedings. Tenant files a petition in
              ---------------------------------
     bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency Laws, or voluntarily takes advantage of any such Laws by answer or otherwise, or dissolves or makes a general assignment for the benefit of creditors, or involuntary proceedings under any such Laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant's property, and such involuntary proceedings are not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

     14.3 Landlord's Remedies. Time is of the essence for the performance of obligations by Tenant hereunder. If any Event of Default occurs, Landlord will have the right, at Landlord's election, then or at any later time, to exercise any one or more of the following remedies:

          (a) Cure by Landlord. Landlord may, at Landlord's option but without
              ----------------
     obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Event of Default in such manner and to such extent as Landlord in good faith deems necessary or desirable. Tenant will pay Landlord, upon demand, all advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorney's fees, together with interest at the Interest Rate, from the date of payment of any such advances, costs and expenses by Landlord.

          (b) Termination of Lease and Damages. Landlord may terminate this
              --------------------------------
     Lease, effective at such time as may be specified by notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. In such event, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Basic Rent and other Rent for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at the Interest Rate); plus (ii) the present value at the time of termination (calculated by discounting on a monthly basis at a discount rate equal to the rate payable on U.S. Treasury securities offered at the time of award having a maturity closest to the date on which the Term would have expired but for such termination) of the amount, if any, by which (A) the aggregate of the Basic Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination, exceeds (B) the amount of such Basic Rent and other Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value; plus (iii) interest on the amount described in (ii) above from the termination date to the date of the award at the Interest Rate.

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

          (c) Repossession and Reletting. Landlord may reenter and take
              --------------------------
     possession of all or any part of the Premises, with process of law but without additional demand or notice unless required by applicable Laws, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such notice, in which event the Lease will terminate as specified in such notice. After recovering possession of the Premises, Landlord will use reasonable efforts to relet the Premises on commercially reasonable terms and conditions. Landlord may make such repairs, alterations or improvements as Landlord considers appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all reasonable costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any inability to relet the Premises or to collect any rent due upon such reletting. Landlord may apply the same first to the payment of such expenses as Landlord may have incurred in recovering possession of the Premises, including attorneys' fees and expenses for putting the same into good order and condition or preparing or altering the same for re-rental to the extent Landlord deems necessary or desirable and all other expenses, commissions and charges paid, assumed or incurred by Landlord in or about reletting the Premises and then to the fulfillment of the covenants of Tenant hereunder. Any such reletting herein provided for may be for the remainder of the Term or any renewal term of this Lease, as originally granted, or for a longer or shorter period; Landlord will have the right to change the character and use made of the Premises, and Landlord will not be required to accept any substitute tenant offered by Tenant or to observe any instructions given by Tenant about reletting. Regardless of Landlord's recovery of possession of the Premises, so long as this Lease is not terminated Tenant will continue to pay (and Landlord may recover, if Tenant fails to do so), on the dates specified in this Lease, the Basic Rent and other Rent which would be payable for the remainder of the Term (excluding any Renewal Term with respect to which Tenant has not exercised its option under Section 2.5) if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises.

          (d) Bankruptcy Relief. Nothing contained in this Lease will limit or
              -----------------
     prejudice Landlord's right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

     14.4 Landlord's Default; Tenant's Remedies. Time is of the essence for the performance of obligations by Landlord hereunder. If, during the Term, Landlord defaults in fulfilling any of its covenants, obligations or agreements set forth in this Lease, Tenant may give Landlord notice of such default and, if at the expiration of 30 days after delivery of such notice, such default continues to exist, or in the event of a default which cannot with due diligence be cured within a period of 30 days, if Landlord fails to proceed promptly after the delivery of such notice and with all due diligence to commence to cure the same and thereafter to prosecute the curing of such default with all due diligence to completion as soon as reasonably possible, then Tenant will be entitled (a) subject to the limitations set forth below, to cure any default by Landlord hereunder and, if the default involves an obligation the costs of which Landlord (and not Tenant, through inclusion in Operating Expenses or otherwise) is required to pay, to invoice Landlord for the costs incurred by Tenant in so doing, plus interest at the Interest Rate from the date such costs are paid by Tenant to the date reimbursed by Landlord with interest, and if Landlord fails to pay such invoice within 10 days from delivery thereof, to offset the amounts due from Landlord against the next ensuing payment(s) of Basic Rent due hereunder; or (b) to exercise any right or remedy available to Tenant at law or in equity by reason of such default, except to the extent expressly waived or limited by the terms of this Lease. Notwithstanding the foregoing, in the event of a bona fide emergency, if Landlord fails to perform an obligation under this Lease within one business day after delivery of notice thereof from Tenant (which notice must include reference to this emergency provision), Tenant may cure such failure and expend up to a maximum of $2,000 per emergency matter in so doing; if the default involves an obligation that Landlord is required to pay for under this Lease, then Tenant may invoice Landlord for amount expended to effect the emergency cure and, if Landlord fails to pay such invoice within 15 days, Tenant may offset the amount thereof against Basic Rent. Notwithstanding any other provision of this Lease to the contrary, with respect to any provision of this Lease which grants Tenant the right to deduct or offset any expenses incurred by Tenant from its payments due Landlord hereunder, after the expiration of Landlord's applicable notice and cure period, Tenant must first advise Landlord by notice that Tenant will effect its remedy of deduction or offset and thereafter Tenant will only be permitted to offset against each monthly installment of Basic Rent hereunder an amount not exceeding 25% of the amount of such installment of Basic Rent and Tenant will not be entitled to offset any amounts against any other Rent under any circumstances. If such monthly offset does not total the aggregate amount of Tenant's expenses which are allowable for offset, the remaining balance thereof may be carried forward and offset against future installments of Basic Rent, but Tenant may never offset more than 25% of any monthly installment of Basic Rent. Further notwithstanding the foregoing, if Tenant has been notified of the name and address of any Mortgagee, then Tenant will not exercise any remedy as a result of Landlord's default unless and until Tenant has given any such Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord simultaneously with the delivery of notice to Landlord. Tenant further agrees that if Landlord fails to cure such default within the time period prescribed above, then such Mortgagee will have an additional 30-day period to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30-day period such Mortgagee has commenced and is diligently pursuing the cure of such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure).

15.  SUBORDINATION

     15.1 Subordination, Nondisturbance and Attornment. This Lease will be subject and subordinate to any mortgage, deed of trust, ground lease or sale-leaseback now or hereafter placed upon the Premises by Landlord, and to amendments, replacements, renewals and extensions thereof, provided that as long as Tenant is not in default in the payment of Rent and the performance of all covenants, agreements and conditions to be performed by Tenant under this Lease, and provided that Tenant attorns to the party acquiring title to the Premises as a result of the foreclosure, termination or transfer in lieu thereof of any such mortgage, deed of trust, ground lease or sale-leaseback (so long as such acquiring party is obligated for the performance of all obligations of Landlord hereunder required to be performed from and after such acquisition), then neither Tenant's right to quiet enjoyment under this Lease, nor the right of Tenant to continue to occupy the Premises and to conduct its business thereon, in accordance with the terms of this Lease, will be interfered with by the holder of any such mortgage, deed of trust, ground lease or sale-leaseback, by any successor thereto or any successor to Landlord as a result of the foreclosure or termination thereof or transfer in lieu thereof, or by virtue of any such foreclosure, termination or transfer. Such subordination will be effective without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. However, Tenant agrees at any time hereafter, within 10 business days after delivery of Landlord's written request, to execute and deliver any instruments, releases or other documents, in form reasonably satisfactory to Tenant, that may be reasonably required for the purpose of subjecting and subordinating this Lease, as above provided, to the lien of any such mortgage, deed of trust, ground lease or sale-leaseback, provided the same include the nondisturbance provisions and covenant to perform Landlord's obligations set forth above.

     15.2  Option to Make Lease Superior. Notwithstanding anything contained in
Section 15.1, in the event the holder of any mortgage, deed of trust, ground lease or sale-leaseback instrument at any time elects to have this Lease constitute a prior and superior lien to its mortgage, deed of trust, ground lease or sale-leaseback instrument, then, and in such event, upon any such holder or Landlord notifying Tenant to that effect in writing, this Lease will be deemed prior and superior in lien to such mortgage, deed of trust, ground lease or sale-leaseback instrument, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust, ground lease or sale-leaseback instrument, and Tenant will execute such agreement in form reasonably acceptable to Tenant as may be reasonably requested by such holder to confirm such superior status.

16.  SECURITY DEPOSIT

     16.1 Amount and Form. Upon execution of this Lease, Tenant will deposit $850,000 with Landlord (such amount, as the same may be reduced in accordance with the provisions hereof, and whether in the form of cash or a letter of credit, as provided herein, is referred to as the "Security Deposit"). Landlord and Tenant intend the Security Deposit to be used solely as security for Tenant's faithful and diligent performance of all of Tenant's obligations under this Lease. The Security Deposit will remain in Landlord's possession for the entire Term, and Landlord will not be required to segregate it from Landlord's general funds. Tenant will not be entitled to any interest on the Security Deposit. Provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, could become an Event of Default then exits, at the end of each Lease Year during the initial 10-year Term, the amount of the Security Deposit required hereunder will be reduced as follows: (a) at the end of each of the first through the fifth Lease Years the amount of the Security Deposit will be reduced by $100,000; and (b) at the end of each of the sixth through the 10th Lease Years, the amount of the Security Deposit will be reduced by $60,000. Upon each permitted reduction in the amount of the Security Deposit, Landlord will refund to Tenant the reduction amount if the Security Deposit is then in the form of cash or will permit Tenant to reduce the amount of the letter of credit by the reduction amount if the Security Deposit is then in the form of a letter of credit. Tenant may provide the Security Deposit in the form of a letter of credit, provided that (i) the form of the letter of credit and the issuing bank are reasonably acceptable to Landlord; (ii) the letter of credit provides that Landlord may draw the entire amount thereof upon presentation of Landlord's sight draft accompanied by a certification by Landlord that an Event of Default has occurred under this Lease; and (iii) at least 30 days prior to the expiration of an existing letter of credit, Tenant will cause the same to be renewed through issuance and delivery to Landlord of a substitute letter of credit meeting the requirements hereof and issued in the amount then-required hereunder (and not in any reduced amount that may become applicable thereafter), and if Tenant fails to timely deliver such substitute, then Landlord may draw the entire amount of the existing letter of credit prior to its expiration. Upon any drawing of a letter of credit posted as the Security Deposit, the proceeds will be held and applied by Landlord pursuant to the terms hereof as if Tenant had deposited the Security Deposit in cash.

     16.2 Use and Restoration. Upon the occurrence of an Event of Default by Tenant under this Lease, Landlord may, at its option, use, apply or retain all or any part of the Security Deposit for the payment of (1) any Rent in arrears;
(2) any expenses Landlord may incur as a direct or indirect result of Tenant's failure to perform; and (3) any other losses or damages Landlord may suffer as a direct or indirect result of Tenant's failure to perform. If Landlord so uses or applies all or any portion of the Security Deposit, Landlord will notify Tenant of such use or application and Tenant will, within 10 days after the date of Landlord's notice, deposit with Landlord a sum sufficient to restore the Security Deposit to the amount held by Landlord immediately prior to such use or application. Tenant's failure to so restore the Security Deposit within 30 days after deliver of Landlord's written demand therefor will constitute an Event of Default.

     16.3 Transfers. Tenant will not assign or encumber the Security Deposit without Landlord's express written consent. Neither Landlord nor its successors or assigns will be bound by any assignment or encumbrance unless Landlord has given its consent. Landlord will have the right, at any time and from time to time, to transfer the Security Deposit to any purchaser or lessee of the entire Building. Upon any such transfer, and upon delivery to Tenant of a copy of the purchaser's or lessee's written acknowledgment of its receipt of the Security Deposit and agreement to perform all of Landlord's obligations arising hereunder from and after the transfer date, Tenant agrees to look solely to the new owner or lessee for the return of the Security Deposit.

     16.4 Refund. Landlord will refund the Security Deposit, or any balance remaining after application thereof by Landlord pursuant to Section 16.2, to Tenant within 60 days after the expiration or early termination of the Term and Tenant's vacation and surrender of the Premises to Landlord in the condition required by Section 13.1. Landlord may withhold from such refund a reasonable estimate of the amount that will be due from Tenant pursuant to Section 4.2(d) for the last year of the Term, pending final settlement between the parties with the applicable Taxes, assessments and charges are determined for such year.

17.  MISCELLANEOUS

     17.1 Roof Installations. Subject to obtaining Landlord's prior written approval as to any specific installation, which approval will not be unreasonably withheld, conditioned or delayed, Tenant will have the right, at its expense, to install (a) antennas and satellite dishes; (b) refrigeration equipment; or (c) heating, ventilating and air conditioning equipment, on the roof of the Building, provided that any such installation will be effected in a manner that (1) complies with all applicable Laws (including, without limitation, zoning Laws and the Covenant Documents); and (2) does not void or otherwise impair any warranties covering the roof. Landlord will not charge Tenant any additional Rent for any such use of the Building's roof. Tenant will not enter into any license or sublease permitting a licensee or subtenant to use the roof of the Building, except that Tenant may permit a bona fide subtenant of premises within the Building to use a portion of the roof in connection with such subtenant's use of its sublet premises within the Building.

     17.2 Building Signage. In addition to the monument sign described in the Shell Specifications (which will be for the exclusive use by Tenant), Tenant will have the right, at its expense, to install, in a manner and location reasonably designated by Landlord, one exterior identification sign on the Building. The size, design and graphics of such sign will be subject to the Covenant Documents and approval by Douglas County. Landlord will not install, erect or maintain any signs on the Premises during the Term, except that Landlord may erect a "For Rent" sign during the last nine months of the Term; provided, however, that such sign will not obstruct any sign of Tenant or interfere unreasonably with the conduct of Tenant's business at the Premises.

     17.3 Non-competition. Landlord agrees that, so long as no uncured Event of Default by Tenant exists under this Lease and Tenant is occupying and operating the Premises for an order-by-internet home-delivery grocery business ("Tenant's Use"), Landlord will not permit any tenant under any lease of other premises owned by Landlord within Lots 1, 2, 3, 4 and 5 of the same filing of the Project as that within which the Premises are located to use such premises for Tenant's Use.

     17.4 Brokers. Landlord will pay the commission due to Jim Bolt/CB Richard Ellis, Inc. in connection with the negotiation and execution of this Lease. Landlord will also pay to Tenant an amount equal to $2.19 multiplied by the number of square feet of the Rentable Area of the Premises to compensate Tenant for the services of its leasing consultant with respect to this Lease; 50% of such amount will be paid to Tenant upon execution and delivery of this Lease and the remaining 50% will be paid on the Commencement Date. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the indemnified party resulting from any claims asserted against the indemnified party by brokers, agents or leasing consultants claiming through the indemnifying party.

     17.5 Estoppel Certificates. Tenant agrees, from time to time, upon not less than 10 business days' prior written request by Landlord, to deliver to Landlord a statement in writing certifying, to Tenant's actual knowledge (i) this Lease is unmodified and in full force and effect (or if this Lease is not in full force and effect, so stating, of if there have been modifications, that the Lease as modified is in full force and effect and stating the modifications); (ii) the dates to which Basic Rent and other Rent have been paid; (iii) Landlord is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (iv) the amount of monthly Basic Rent currently payable by Tenant; (v) the amount of any prepaid Rent; (vi) that Tenant has taken possession of the Premises (if Tenant has in fact done so) and that Landlord has performed all of its obligations under Section 3 with respect to the design, construction and installation of the Shell and the Leasehold Improvements, or if there are any such obligations remaining to be performed, specifying the same in detail; and (vii) such other matters as may be reasonably requested by Landlord or any Mortgagee or prospective purchaser of the Premises.

     17.6 Notices. All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (i) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (ii) one business day after deposit with a private courier or overnight delivery service, if such courier or service obtains a written acknowledgment of receipt; or (iii) three business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid. All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, Landlord's Notice Address, and in the case of notices to Tenant, the applicable Tenant's Notice Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 17.6

     17.7 Actions by Landlord's Agent. All rights and remedies of Landlord under this Lease or that may be provided by law may be executed by Landlord in its own name, individually, or in the name of its agent, and all legal proceedings for the enforcement of any such rights or remedies, including those set forth in Section 14, may be commenced and prosecuted to final judgment and execution by Landlord in its own name or in the name of its agent.

     17.8 Severability; Governing Law. If any term or provision of this Lease is to any extent held invalid or unenforceable, the remaining terms and provisions of this Lease will not be affected thereby, but each term and provision of this Lease will be valid and enforced to the fullest extent permitted by law. This Lease will be construed and enforced in accordance with the laws of the State of Colorado.

     17.9 Transfers of Landlord's Interest. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, will be limited to mean and include only the owner or owners of the Premises at the time in question, and in the event of any transfer or conveyance, provided either that the transferee agrees in writing (a copy of which will be provided to Tenant upon request) to perform all of Landlord's obligations hereunder arising from and after the transfer or that the transferee is required to perform such obligations under applicable Laws, the then grantor will be automatically freed and released from all personal liability accruing from and after the date of such transfer or conveyance as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord will be binding, subject to Section 17.14, on the then Landlord only during and in respect to its period of ownership. In the event of a sale or conveyance by Landlord of the Premises, provided either that the transferee agrees in writing (a copy of which will be provided to Tenant upon request) to perform all of Landlord's obligations hereunder arising from and after the transfer or that the transferee is required to perform such obligations under applicable Laws, the same will operate to release Landlord from any future liability upon any of the covenants or conditions herein contained and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease will not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, provided either that the purchaser or grantee agrees in writing (a copy of which will be provided to Tenant upon request) to perform all of Landlord's obligations hereunder arising from and after the sale or conveyance or that the purchaser or grantee is required to perform such obligations under applicable Laws.

     17.10 Headings. The marginal or topical headings of the several sections are for convenience only and do not define, limit or construe the contents of such sections.

     17.11 Complete Agreement; Modification. All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

     17.12 No Offer. The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises. This document becomes effective and binding only upon the execution and delivery hereof by the proper officers of Landlord and Tenant.

     17.13 Survival. In addition to those obligations set forth in this Lease that expressly survive the expiration or earlier termination of the Term, all obligations of Landlord and Tenant hereunder that, by their nature, cannot be fully performed prior to the expiration or earlier termination of the Term will survive the expiration or earlier termination of the Term.

     17.14 Limitation on Landlord's Liability. Tenant agrees to look solely to Landlord's interest in the Premises for the recovery of any judgment from Landlord, it being agreed that Landlord, and if Landlord is a partnership, its partners whether general or limited, and if

Landlord is a corporation, its directors, officers or shareholders, and if Landlord is a limited liability company, its managers or members, will never be personally liable for any such judgment.

     17.15 Tenant's Authority. Tenant will furnish to Landlord promptly upon demand, a corporate resolution evidencing the due authorization of Tenant to enter into this Lease.

     17.16 No Partnership. This Lease will not be deemed or construed to create or establish any relationship or partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

     17.17 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by either party, such party will not be liable or responsible for, and there will be excluded from the Computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party. A lack of funds, however, will never be deemed beyond a party's reasonable control.

     17.18 Financial Statements. Tenant acknowledges that it has provided Landlord with its financial statement as a material inducement to Landlord's agreement to lease the Premises to Tenant, and that Landlord has relied on the accuracy of such financial statement in entering into this Lease. Tenant represents and warrants that the information contained in such financial statement is true, complete and correct in all material aspects. Except during any time that Tenant constitutes a publicly-traded entity whose financial statements are available for public inspection, Tenant will make available to Landlord or to any prospective Mortgagee or purchaser of the Premises, within 10 days from request by Landlord, audited financial statements of Tenant or any guarantor, provided, that Landlord or any such prospective Mortgagee or purchaser agrees to maintain such statements in confidence, and provided further that if audited financial statements of Tenant are not available at the time of such request, Tenant may deliver unaudited statements prepared in accordance with generally accepted accounting principles consistently applied and certified to be true and correct by Tenant's chief financial officer. Tenant will have no obligation to provide such financial statements more than once in any calendar year.

     17.19 Future Covenants. Landlord agrees that it will not execute or consent to any future grants, declarations or agreements that may be hereafter recorded and that impose or create easements, covenants or restrictions on, over, under, through or with respect to property located within the Project if the same would materially and adversely affect Tenant's ingress to or egress from the Premises or would materially and adversely affect Tenant's operation of a home-delivery grocery distribution warehouse business at the Premises. Tenant acknowledges that Landlord intends to enter into a Covenant Document that will permit the owners (and their tenants or other permittees) of both the Land and the property adjacent thereto on the east to use the common access to such properties from the adjacent street to the south and the common driveway consisting of approximately 35 feet on each side of the border between the Land and such adjacent property for purposes of ingress, egress and truck maneuvering (but not for parking) and will provide for the sharing of the costs of maintaining such access and driveway.

Tenant further acknowledges that such an agreement will not be deemed to materially and adversely affect Tenant's ingress, egress or the conduct of its business.

     17.20 Binding Effect. The covenants and agreements herein contained will bind and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.

     17.21 Acquisition Contingency. Landlord has disclosed to Tenant that, as of the date of this Lease, Landlord has not yet acquired title to the Land. Landlord covenants to proceed in good faith to consummate its acquisition of the Land. However, if Landlord does not acquire title to the Land by May 15, 2000 due to (i) a default by the seller thereof under its contract with Landlord which default is not within Landlord's control; or (ii) a good faith failure to satisfy a condition precedent to Landlord's obligation to purchase under such contract, then Landlord may terminate this Lease by notice to Tenant given at any time prior to Landlord's acquisition of such title or June 15, 2000, whichever occurs first, and upon such termination, (a) all prepaid Rent, the Security Deposit and all other amounts theretofore paid by Tenant to Landlord hereunder will be refunded to Tenant; (b) the amount paid by Landlord to Tenant for leasing consultant services pursuant to Section 17.4 will be refunded by Tenant to Landlord; (c) Tenant will have no obligation to reimburse Landlord for any costs incurred by Landlord in designing or constructing the Shell or the Leasehold Improvements; and (d) except as provided above in this Section 17.21, both parties will be relieved of any further obligations hereunder. In addition, if Landlord has not acquired title to the Land by July 31, 2000 for any reason other than a default by Tenant under this Lease, then Tenant may terminate this Lease by notice to Landlord given at any time prior to Landlord's acquisition of such title and, upon the timely giving of such notice, this Lease will terminate in accordance with the foregoing clauses (a) through (d).

     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:                               TENANT:

OPUS NORTHWEST, L.L.C., a               HOMEGROCER. COM, INC., a
Delaware limited liability company      Washington corporation


By:  /s/ [ILLEGIBLE]                         By:  /s/ C.J. Karaffa
     -------------------                     ---------------------------------
     Vice President                     Its:  SR.V.P. Operations
                                             ---------------------------------


                                        By:  /s/ Kristin H. Stred
                                             ---------------------------------
                                        Its:  Sr. VP and Corporate Secretary
                                             ---------------------------------

                                   Exhibit A
                                   ---------

                         LEGAL DESCRIPTION OF THE LAND

A parcel of land located in the Northwest Quarter and the Northeast Quarter of
Section 6, Township 6 South, Range 66 West of the 6th P.M., County of Douglas, State of Colorado, more particularly described as follows:

Beginning at the Northwest comer of said Northeast Quarter of Section 6, then S 89(Degree)40'35" W, along the north line of said Northwest Quarter of Section 6, a distance of 57.41 feet; thence S 00(Degree)03'40" E a distance of 580.20 feet; thence N 89(Degree)56'20" E a distance of 538.50 feet; thence N 00(Degree)03'40" W a distance of 582.74 feet to the north line of said Northeast Quarter of
Section 6; thence S 89(Degree)40'04" W, along said north line, a distance of
481.09 feet to the point of beginning. The basis of bearings for the foregoing description assumes the north line of said Northeast Quarter runs N 89(Degree)40'04" E.

Landlord and Tenant acknowledge that, prior to Landlord's acquisition of the Land, the seller thereof will cause the same to be subdivided (and the parties anticipate that the Land will become Lot 5 of Compark Filing No. 2, Douglas County, Colorado). At such time as such plat has been recorded, the parties agree to execute an amendment to this Lease substituting for the above legal description a new legal description for the Land based on such recorded plat, with the Land for such purposes being the lot shown on such plat that has boundaries substantially in accordance with those set forth above.

                                  Exhibit A-1

                           [FLOOR PLAN APPEARS HERE]

                                   Exhibit B
                                   ---------

                             SHELL SPECIFICATIONS

General Site Requirements

Access
------

A. Separate employee and truck entrances required. Entrances shall be located such that they do not create any other adverse traffic situations with the streets or other parking areas.

B. Allow for one (1) 20-yard container for trash and cardboard with easy access for pick-up and drop-off by local vendor.

C.   All required fire lanes shall be provided per local regulations.

Delivery Truck Parking Requirements
-----------------------------------

A. On-site delivery truck parking shall accommodate 80 spaces with 20 spaces provided at the dock area and 60 spaces in the parking area.

B. Typical parking stall dimensions shall be 28'd x 12'w. There shall be a clear drive of 34' for maneuvering.

C. Parking for 4 semi-trailers must also be accommodated up to 65' in length. Receiving docks shall be located such that the driver of the tractor-trailer has direct visual contact with the docks while backing in, i.e. docks at left of approach.

D.   All internal and access roads shall be paved.

E.   Truck parking shall be for Tenant's exclusive use.

Employee Parking
----------------

A. Site shall meet ADA and local code for number of parking spaces and shall accommodate the forecast of at least 200 striped spaces (includes office personnel).

B.   All visitor and employee access roads and parking areas shall be paved.

C.   Employee parking shall be for Tenant's exclusive use.

Site Security
-------------

Intentionally left blank.

Base Building Spec

High Level Space Summary
------------------------

-------------------------------------------------------------------------------------------------

Type of Space                               Minimum Size        Minimum Clear Height
-------------------------------------------------------------------------------------------------
Office                                      10,000sf            9'-0"
-------------------------------------------------------------------------------------------------
Shipping/Receiving Dock                     14,000sf            22'-0" to 28'-0"
-------------------------------------------------------------------------------------------------
Shopping Area                               50,000sf            22'-0" to 28'-0"
-------------------------------------------------------------------------------------------------
Produce Prep. And Misc.                     3,000sf             no restriction
-------------------------------------------------------------------------------------------------
Cooler/Freezer Area                         28,000sf            22'-0" to 28'-0"
-------------------------------------------------------------------------------------------------
TOTAL                                       105,000sf
-------------------------------------------------------------------------------------------------

*Depth of building perpendicular to dock door opening should be a minimum of 200 feet and would be optimal at 250 feet.

*Column spacing should be maximum achievable. Bays of 40 ft are acceptable.

*Battery charging area and conveyor compressor room are part of the 105,000sf and should be included in a detailed space summary of the building.

Floor Requirements
------------------

A. If new, coordinate freezer/slab requirements prior to placing of slabs, i.e. sub slab insulation.

B. Slab on grade design shall be 6" thick, 4,000psi and shall be FF50/FL30 minimum in levelness. Soil compaction below must be at least 3,000psf.

C. Provide Tenant requested sealant. The cost associated with Landlord's standard (one coat) sealant will be credited to the Leasehold Improvement cost..

Loading Docks
-------------

A. Door Quantity: Provide a minimum of 20 shipping dock doors, 4 receiving dock doors, and 1 ramp door.

B. Door Size/Spacing: Typical doors shall be steel, 8'-6" wide x 9'-0" high and be vertical roll-up in operation. Doors shall be spaced 12'-6" on center. Door at ramp shall be 10'-0" wide x 12'-0" high and be a motor driven steel vertical roll-up door.

Door Criteria

   Vehicle       Door Size      Center to        Dock           Truck          Clear        Total Yard
    Type                         Center         Height         Length       Drive Aisle       (min)
-------------------------------------------------------------------------------------------------------
Shipping         8'-6"x 9'*      12'-0"           38"            28'            34'             63'
Van
-------------------------------------------------------------------------------------------------------
Receiving        8'-6"x 9'       14'-0"           48"            65'            65'             130'
Truck
-------------------------------------------------------------------------------------------------------
Ramp             10'x 12'          N/A           Grade          N/A            N/A              N/A
-------------------------------------------------------------------------------------------------------

A.   Canopy: Provide a continuous canopy over all dock doorways.

B. Dock Height: 20 shipping dock bays shall be at +/- 38" and the 4 receiving docks shall be at +/- 48".

C. Mechanical Dock Levelers: provide 3 levelers at the receiving docks. Levelers shall be 7' wide x 8' long and have a minimum capacity of 25,000 lbs.

D. Dock Ramp: Provide 1 dock ramp with rough broom finish and a landing at the top prior to entering the building. Maximum slope not to exceed 6%.

Structural Requirements

Roof structure will be capable of accommodating approximately twenty (20) - 10 ton mechanical units, antennas and 1,000 LB point loads for conveyor connections. The cost associated with providing the 1,000 LB point load will be a Leasehold Improvement cost.

Mechanical Requirements

HVAC Requirements
-----------------

A.   Air changes are to be per governing code requirements.

Potable Water
-------------

A. A 3" main supply will be provided and metered to the building. The costs associated with increasing the supply from 2" to 3" will be included as a Leasehold Improvement cost.

Waste Lines
-----------

A.  Provide 6' sewer main into building.

Natural Gas
-----------

A.  Gas line supporting typical warehouse use will be stubbed to the building.

Fire Protection
---------------

A. Landlord will provide a fire protection allowance of $.70 per rentable square foot for construction of Tenant's sprinkler system.

Electrical Requirements

Overall Electrical Power
------------------------

A. Provide a 4 wire, 4,000 amps @ 480v, 3ph, service with a dedicated ground (includes HVAC). The cost associated with increasing the service from 3,000 to 4,000 amps will be included as a Leasehold Improvement cost.

Break Room
----------

Intentionally left blank.

Truck Charging
--------------

Intentionally left blank.

Lighting Requirements
---------------------

A.  Site/Yard: 1 fc average each

Emergency Generator - Transfer Switch Only
------------------------------------------

Intentionally left blank.

Telephone
---------

A. Provide one (1) 3" conduit from point of presence to the telephone panel to accommodate T1 phone service. Point of presence shall be within 250 feet of the telephone panel. Maximum number of 90 bends not to exceed two (2).

B.   All conduit shall be provided with pull cords.

Server Room
-----------

Intentionally left blank.

Data Cabling
------------

Intentionally left blank.

Health Department Requirements (Verify with Local Health Department)

Intentionally left blank.